UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

BlackRock, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 19, 2013

Dear Stockholder:

It is my pleasure to invite you to BlackRock, Inc.’s 2013 Annual Meeting of Stockholders.

We will hold the meeting on Thursday, May 30, 2013 beginning at 8:00 a.m., local time, at the New York Palace Hotel, 455 Madison Avenue, New York, New York 10022.

The attached Notice of Annual Meeting and the Proxy Statement describe the business that we will conduct at the meeting and provide information about BlackRock.

Your vote is important. Whether you plan to attend the meeting or not, please review the attached material and submit your proxy promptly by telephone or via the Internet in accordance with the instructions in the Notice of Internet Availability of Proxy Materials or on the attached proxy card, or by completing, signing, dating and returning the attached proxy card. Doing so will help ensure that the matters coming before the meeting can be acted upon. Returning the proxy card or otherwise submitting your proxy does not deprive you of your right to attend the meeting and vote in person.

We look forward to seeing you at the meeting.

Sincerely,

Laurence D. Fink

Chairman and Chief Executive Officer

BlackRock, Inc.

55 East 52nd Street New York, New York 10055

April 19, 2013

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

We will hold the Annual Meeting of Stockholders of BlackRock, Inc. at the New York Palace Hotel, 455 Madison Avenue, New York, New York 10022, on Thursday, May 30, 2013, beginning at 8:00 a.m., local time. At our Annual Meeting, we will ask you to:

(1)	elect eight directors to serve on our Board of Directors;
(2)	approve, by non-binding advisory vote, the compensation of the named executive officers as disclosed and discussed in the Proxy Statement;
(3)	ratify the appointment of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for the year 2013; and
(4)	consider any other business that is properly presented at the Annual Meeting.

You may vote at the Annual Meeting if you were a BlackRock stockholder at the close of business on April 3, 2013.

Please note that we are furnishing proxy materials to our stockholders via the Internet, instead of mailing printed copies of those materials to each stockholder. By doing so, we save costs and reduce our impact on the environment. A Notice of Internet Availability of Proxy Materials, which contains instructions about how to access our proxy materials and vote online or vote by telephone, was mailed to our stockholders beginning on April 19, 2013. If you attend the Annual Meeting, you may withdraw your proxy and vote in person, if you so choose.

If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via e-mail unless you elect otherwise.

By Order of the Board of Directors,

Russell McGranahan

Corporate Secretary

BlackRock, Inc.

55 East 52nd Street New York, New York 10055

Important Notice Regarding the Availability of Proxy Materials for the 2013 Annual Meeting to be held on Thursday, May 30, 2013: Our Proxy Statement and 2012 Annual Report, are available free of charge on our website at www.blackrock.com.

April 19, 2013

PROXY STATEMENT

The proxy materials are delivered in connection with the solicitation by the Board of Directors of BlackRock, Inc. (“BlackRock” or the “Company”) of proxies to be voted at BlackRock’s 2013 Annual Meeting of Stockholders and at any adjournment or postponement thereof.

You are invited to attend our 2013 Annual Meeting of Stockholders on Thursday, May 30, 2013, beginning at 8:00 a.m., local time. The Annual Meeting will be held at the New York Palace Hotel, 455 Madison Avenue, New York, New York 10022. Directions are available through the Annual Meeting link accessible via the “Investor Relations” homepage on: www.blackrock.com.

A Notice of Internet Availability of Proxy Materials was mailed to our stockholders beginning on April 19, 2013.

Items to be Voted on at the Annual Meeting

We will vote on the election of eight directors.

We will hold a non-binding advisory vote on the compensation of the named executive officers as disclosed and discussed in the Proxy Statement.

We will vote on the ratification of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for the year 2013.

We will also consider other business that properly comes before the Annual Meeting.

Board Recommendation

Our Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board of Directors, “FOR” the approval of BlackRock’s executive compensation, as discussed in the Proxy Statement, and “FOR” the ratification of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for the year 2013.

Stockholders Entitled to Vote

Holders of record of BlackRock common stock at the close of business on April 3, 2013 are entitled to receive this notice and to vote their shares of BlackRock common stock at the Annual Meeting. As of April 3, 2013, 168,973,374 shares of BlackRock’s common stock, par value $0.01 per share, were outstanding. Holders are entitled to one vote per share.

How to Vote

You may submit a proxy by telephone, via the Internet or by mail.

Submitting a Proxy by Telephone: You can submit a proxy for your shares by telephone until 11:59 p.m. Eastern Time on May 29, 2013 by calling the toll-free telephone number on the attached proxy card, 1-800-690-6903. Telephone proxy submission is available 24 hours a day. Easy-to-follow voice prompts allow you to submit a proxy for your shares and confirm that your instructions have been properly recorded. Our telephone proxy submission procedures are designed to authenticate stockholders by using individual control numbers.

Submitting a Proxy via the Internet: You can submit a proxy via the Internet until 11:59 p.m. Eastern Time on May 29, 2013 by accessing the website listed on the Notice of Internet Availability of Proxy Materials and your proxy card, www.proxyvote.com, and by following the instructions on the website. Internet proxy submission is available 24 hours a day. As with the telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded.

Submitting a Proxy by Mail: Mark your proxy, date, sign and return it to Broadridge Financial Solutions in the postage-paid envelope provided (if you received your proxy materials by mail) or return it to BlackRock, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

By casting your vote in any of the three ways listed above, you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions.

Attending and Voting at the Annual Meeting

You are entitled to attend the Annual Meeting only if you were, or you hold a valid legal proxy naming you to act as a representative for, a holder of BlackRock common stock at the close of business on April 3, 2013. Stockholders, or their valid legal proxies, planning to attend the Annual Meeting in person must bring a form of government-issued photo identification, such as a driver’s license, state-issued identification card or passport, to gain entry to the Annual Meeting. In addition, if you were the beneficial owner of shares held in the name of a bank, broker or other holder of record, you or your representative must bring proof of your stock ownership as of the close of business on April 3, 2013, such as an account statement or similar evidence of ownership. The use of mobile phones, pagers, recording or photographic equipment, tablets and/or computers is not permitted in the meeting rooms at the Annual Meeting. If you are unable to provide valid photo identification or if we are unable to validate that you were a stockholder (or that you are authorized to act as a legal proxy for a stockholder) or you cannot comply with the other procedures outlined above for attending the Annual Meeting in person, we will not be able to admit you to the Annual Meeting.

In the event you submit your proxy and you attend the Annual Meeting, you may revoke your proxy and cast your vote personally at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting on Other Matters

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. At the date this Proxy Statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

Revocation of Proxies

Proxies may be revoked at any time before they are exercised by:

•	written notice to the Corporate Secretary of BlackRock;

•	submitting a proxy on a later date by telephone or Internet (only your last telephone or Internet proxy will be counted) before 11:59 p.m. Eastern Time on May 29, 2013;

•	timely delivery of a valid, later-dated proxy; or

•	voting by ballot at the Annual Meeting.

Required Vote

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes,” if any, are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. If a nominee has not received instructions from the beneficial owner, the nominee may vote these shares only on matters deemed “routine” by the New York Stock Exchange (“NYSE”). The election of directors and the approval of executive compensation are not deemed “routine” by the NYSE and nominees have no discretionary voting power for these matters. The ratification of auditors is deemed a “routine” matter on which nominees have discretionary voting power.

Each share of our common stock outstanding on the record date will be entitled to one vote on each of the eight director nominees and one vote on each other matter. Directors receiving a majority of votes cast (number of shares voted “for” a director must exceed the number of shares voted “against” that director) with respect to Item 1 will be elected as a director. Abstentions and broker “non-votes” will be disregarded and have no effect on the outcome of the vote to elect directors. A majority of the votes of shares of common stock represented and entitled to vote at the Annual Meeting is required for Item 2, the approval of executive compensation, and Item 3, the ratification of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for the year 2013. In the vote for Items 2 and 3, abstentions have the same effect as a vote cast against the proposal. In the vote for Item 2, broker “non-votes” will be disregarded and have no effect.

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies. Proxies may be solicited in person or by mail, telephone, electronic transmission and facsimile transmission on our behalf by directors, officers or employees of BlackRock or its subsidiaries, without additional compensation. We will reimburse brokerage houses and other custodians, nominees and fiduciaries that are requested to forward soliciting materials to the beneficial owners of the stock held of record by such persons.

List of Stockholders

A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the Annual Meeting, between the hours of 8:45 a.m. and 4:30 p.m., local time, at our principal executive offices at 55 East 52nd Street, New York, New York 10055, by contacting the Corporate Secretary of BlackRock.

Multiple Stockholders Sharing the Same Address

In order to reduce printing and postage costs, we have undertaken an effort to deliver only one Notice of Internet Availability of Proxy Materials or, if applicable, one Annual Report and one Proxy Statement to multiple stockholders sharing an address. This delivery method, called “householding,” will not be used if we receive contrary instructions from one or more of the stockholders sharing an address. If your household has received only one such copy, we will deliver promptly a separate copy of the Notice of Internet Availability of Proxy Materials or, if applicable, the Annual Report and the Proxy Statement to any stockholder who sends a written request to the Corporate Secretary, BlackRock, Inc., 55 East 52nd Street, New York, New York 10055. You may also contact our Corporate Secretary at (212) 810-5300. You may also notify us that you would like to receive separate copies of the Notice of Internet Availability of Proxy Materials or, if applicable, BlackRock’s Annual Report and Proxy Statement in the future by writing to our Corporate Secretary.

Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. If you are submitting a proxy by mail, each proxy card should be marked, signed, dated and returned in the enclosed self-addressed envelope.

If your household has received multiple copies of BlackRock’s Annual Report and Proxy Statement, you can request the delivery of single copies in the future by marking the designated box on the attached proxy card.

If you own shares of common stock through a bank, broker or other nominee and receive more than one Annual Report and Proxy Statement, contact the holder of record to eliminate duplicate mailings.

Voting Results

Broadridge Financial Solutions, our independent tabulating agent, will count the votes. We will publish the voting results in a Form 8-K filed within four business days of the Annual Meeting.

Confidentiality of Voting

BlackRock keeps all proxies, ballots and voting tabulations confidential as a matter of practice. BlackRock allows only Broadridge Financial Solutions to examine these documents. Occasionally, stockholders provide written comments on their proxy cards, which are then forwarded to BlackRock management by Broadridge Financial Solutions.

Available Information

BlackRock makes available free of charge through its website at www.blackrock.com, under the headings “Investor Relations / SEC Filings,” its Annual Reports to Stockholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, this Proxy Statement and form of proxy and all amendments to these reports no later than the day on which such materials are first sent to security holders or made public. Further, BlackRock will provide, without charge to each stockholder upon written request, a copy of BlackRock’s Annual Reports to Stockholders, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, this Proxy Statement and form of proxy and all amendments to those reports. Written requests for copies should be addressed to Investor Relations, BlackRock, Inc., 55 East 52nd Street, New York, New York 10055. Requests may also be directed to (212) 810-5300 or via e-mail to invrel@blackrock.com. Copies may also be accessed electronically by means of the Securities and Exchange Commission’s (“SEC”) home page on the Internet at www.sec.gov. The Annual Report on Form 10-K for the year ended December 31, 2012 is not part of the proxy solicitation materials.

ITEM 1

ELECTION OF DIRECTORS

Information Concerning the Nominees and Directors

BlackRock’s Board of Directors consists of 19 directors, which number of directors may be increased or decreased by the Board of Directors. Commencing with this Annual Meeting, BlackRock’s Board of Directors will be declassified and directors will be elected annually for one-year terms, except that directors elected to a class prior to this Annual Meeting will continue to serve the balance of their existing three-year terms.

BlackRock’s implementation and stockholder agreement with The PNC Financial Services Group, Inc. (“PNC”), and BlackRock’s stockholder agreement with Merrill Lynch & Co., Inc. (“Merrill Lynch”), a wholly owned subsidiary of Bank of America Corporation (“Bank of America”) and its subsidiary, Merrill Lynch Group, Inc. (“Merrill Lynch Group”) provide that BlackRock will use its best efforts to cause the election at each annual meeting of stockholders such that the Board of Directors will consist of no more than 19 directors, not less than two nor more than four directors who will be members of BlackRock management, two directors who will be designated by PNC and the remaining directors being independent for purposes of the rules of the NYSE and not designated by or on behalf of PNC, Merrill Lynch or any of their respective affiliates. PNC’s designees on the Board of Directors are currently James E. Rohr and William S. Demchak. Laurence D. Fink and Robert S. Kapito are directors and members of BlackRock management.

The terms of office for Abdlatif Yousef Al-Hamad, Mathis Cabiallavetta, Dennis D. Dammerman, Jessica P. Einhorn, Fabrizio Freda, David H. Komansky, James E. Rohr and Susan L. Wagner expire at this Annual Meeting, and the Board of Directors has selected each for re-election. If elected, each such director will serve until the annual meeting of stockholders in 2014, or, in each case, until succeeded by another qualified director who has been elected, or until his or her death, resignation or retirement.

Majority Vote Standard for Election of Directors

BlackRock’s amended and restated bylaws require directors to be elected by a majority of the votes cast with respect to each director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that director nominee). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standards for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Whether an election is contested or not is determined as of a date that is seven days in advance of when we file our definitive Proxy Statement with the SEC. Under our Director Resignation Policy, any incumbent director who fails to be elected must tender his or her resignation to the Board of Directors. In that situation, the Nominating and Governance Committee would make a recommendation to the Board of Directors about whether to accept or reject the resignation, or whether to take other action. The Board of Directors will act on the Nominating and Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation under the Director Resignation Policy will not participate in the Board of Directors’ decision.

Recommendation of the Board of Directors

The persons named in the attached proxy intend to vote “FOR” the election of each of the eight nominees, unless you instruct otherwise on your proxy card. We expect each nominee for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of

Directors chooses to reduce the number of directors serving on the Board of Directors.

The following biographical information regarding each director nominee and each continuing director, as well as the particular experience, qualifications, attributes or skills possessed by each director nominee and each continuing director that led the Board of Directors to determine that such person should serve as director, is as of January 31, 2013.

Nominees for Director Whose Terms Will Expire in 2014

Abdlatif Yousef Al-Hamad (age 75), Director since 2009, has served as Director General and Chairman of the Board of Directors of the Arab Fund for Economic and Social Development since 1985. Mr. Al-Hamad was the Minister of Finance and Minister of Planning of Kuwait from 1981 to 1983. Prior to that, Mr. Al-Hamad served as Director General of the Kuwait Fund for Arab Economic Development from 1963 to 1981. He is a member of the Board of the Kuwait Investment Authority. Mr. Al-Hamad chaired the Development Committee Task Force on Multilateral Development Banks and has served on the International Advisory Boards of Morgan Stanley, Marsh & McLennan Companies, Inc., American International Group, Inc. and the National Bank of Kuwait.

Mr. Al-Hamad’s extensive experience in the strategically important Middle East, as well as his experience in the areas of international finance, economic policy and government relations led the Board of Directors to conclude that Mr. Al-Hamad should serve as a director of BlackRock.

Mathis Cabiallavetta (age 68), Director since 2007, has served as a member of the Board of Directors of Swiss Re Ltd. since 2008 and the Vice Chairman of the Board since 2009. Mr. Cabiallavetta retired as Vice Chairman, Office of the Chief Executive Officer of Marsh & McLennan Companies, Inc. and as Chairman of Marsh & McLennan Companies

International in 2008. Prior to joining Marsh & McLennan in 1999, Mr. Cabiallavetta was Chairman of the Board of Directors of Union Bank of Switzerland (UBS A.G.). Mr. Cabiallavetta has been a member of the Board of Directors of Philip Morris International Inc. since 2008.

Swiss Re Ltd., Philip Morris International Inc., Marsh & McLennan Companies, Inc. and Union Bank of Switzerland (UBS A.G.) are complex multinational organizations. As a leader of Swiss Re Ltd. and a former leader of Marsh & McLennan Companies, Inc. and Union Bank of Switzerland (UBS A.G.), Mr. Cabiallavetta holds insights into the European financial markets as well as general international and financial expertise, which led the Board of Directors to conclude that he should serve as a director of BlackRock.

Dennis D. Dammerman (age 67), Director since 2005, retired in 2005 as Vice Chairman of the Board and Executive Officer of General Electric Company and as director, Chairman and Chief Executive Officer of GE Capital Services, positions he had held since 1998. Mr. Dammerman had also been a director of General Electric Company since 1994. Prior to that, Mr. Dammerman held various executive positions with General Electric Company and GE Capital Corporation after first joining General Electric Company in 1967. Mr. Dammerman also served as Chairman of the Board of Directors of Capmark Financial Group, Inc. from 2008 to 2011 and as a director from 2006 to 2011, and as a director of American International Group, Inc. from 2008 to 2010, of Genworth Financial from 2004 to 2005, of Swiss Reinsurance Company from 2006 to 2007 and of Discover Financial Services from 2007 to 2009.

Mr. Dammerman’s financial and leadership experience at General Electric Company and GE Capital Services provides him with valuable insights on running a large, complex financial services company with diverse worldwide operations. This experience led the Board of Directors to conclude that he should serve as a director of BlackRock.

Jessica P. Einhorn (age 65), Director since 2012, served as Dean at the Paul H. Nitze School of Advanced International Studies at The Johns Hopkins University from 2002 until June 2012. Prior to becoming Dean, she was a consultant at Clark & Weinstock, a strategic consulting firm. She spent nearly twenty years at the World Bank, concluding as Managing Director in 1998. Between 1998 and 1999, Ms. Einhorn was a Visiting Fellow at the International Monetary Fund. Prior to joining the World Bank in 1978, she held positions at the U.S. Treasury, the U.S. State Department and the International Development Cooperation Agency of the United States. Ms. Einhorn has been a director of Time Warner, Inc. since 2005 and also serves as a director of the Peterson Institute for International Economics and the National Bureau of Economic Research. Ms. Einhorn is also an advisory board member of the Rock Creek Group in Washington, D.C.

Ms. Einhorn’s financial and leadership experience in both academia and the financial services industry provides her with a unique perspective on issues concerning international finance and economic policy, and led the Board of Directors to conclude that she should serve as a director of BlackRock.

Fabrizio Freda (age 55), Director since 2012, has served as President and Chief Executive Officer of The Estée Lauder Companies Inc. since July 2009, and is also a member of its Board of Directors. Mr. Freda previously served as Estée Lauder’s President and Chief Operating Officer from 2008 to July 2009. The Estée Lauder Companies is a global leader in prestige beauty with more than 30 brands and 32,000 employees worldwide.

Mr. Freda’s extensive strategic experience in expanding Estée Lauder’s distribution and geographic penetration provides him with valuable insights on how to globally integrate a company’s products and brand identity across different regions. This experience led the Board of Directors to conclude that he should serve as a director of BlackRock.

David H. Komansky (age 73), Director since 2003, retired as Chairman of the Board of Merrill Lynch in 2003. Mr. Komansky became Chairman of the Board of Merrill Lynch in 1997, served as a director and Chief Executive Officer of Merrill Lynch from 1996 to 2002 and as a director, President and Chief Operating Officer of Merrill Lynch from 1995 to 1996. Previously, Mr. Komansky served as a director of WPP Group plc from 2003 to 2009.

Mr. Komansky’s leadership experience at Merrill Lynch provides him with financial expertise and insights on corporate governance matters and running a large, complex financial organization, which led the Board of Directors to conclude that he should serve as a director of BlackRock.

James E. Rohr (age 64), Director since 1999, has served as Chairman and Chief Executive Officer of PNC and PNC Bank since 2001, and as Chief Executive Officer since 2000. On April 23, 2013, Mr. Rohr is expected to resign as Chairman and Chief Executive Officer of PNC and become Executive Chairman of PNC. Mr. Rohr has also served as a director of each of Allegheny Technologies Incorporated and EQT Corporation since 1996.

Mr. Rohr’s leadership experience at PNC, a large, national diversified financial services company, provides him with valuable insight on running a large, complex organization and the U.S. banking and financial services industries in general. Mr. Rohr’s extensive experience led the Board of Directors to conclude that he should serve as a director of BlackRock.

Susan L. Wagner (age 51), Director since 2012, retired as a Vice Chairman of BlackRock in June 2012. In addition to serving as Vice Chairman, Ms. Wagner also served as a member of BlackRock’s Global Executive Committee and Global Operating Committee. Ms. Wagner previously served as BlackRock’s Chief Operating Officer and Head of Corporate Strategy.

The Board of Directors has concluded that Ms. Wagner should serve as a director of

BlackRock due to her extensive leadership experience at BlackRock and valuable institutional knowledge about BlackRock’s businesses and corporate culture.

Continuing Directors Whose Terms Will Expire in 2014

Murry S. Gerber (age 59), Director since 2000, has served as a member of the Boards of Directors of U.S. Steel Corporation since July 2012 and Halliburton Company since January 2012. Previously, Mr. Gerber served as Executive Chairman of EQT Corporation, an integrated energy company, from 2010 until May 2011 and as Chairman and Chief Executive Officer of EQT Corporation from 2007 to 2010, as Chairman, Chief Executive Officer and President of EQT Corporation from 2000 to 2007 and as Chief Executive Officer and President of EQT Corporation from 1998 to 2000.

As a former leader of a large, publicly-traded energy production company, Mr. Gerber brings expertise on public company corporate governance, shareholder relations as well as the energy sector, which led the Board of Directors to conclude that he should serve as a director of BlackRock.

James Grosfeld (age 75), Director since 1999, a private investor, was formerly Chairman of the Board and Chief Executive Officer of Pulte Homes, Inc., a home builder and mortgage banking and financing company, from 1974 to 1990. Mr. Grosfeld has served as a trustee of Lexington Realty Trust since 2003.

As the former Chairman and Chief Executive Officer of Pulte Homes, Inc., the nation’s largest homebuilder, Mr. Grosfeld has leadership expertise on public company governance as well as real estate matters, which led the Board of Directors to determine that he should serve as a director of BlackRock.

Sir Deryck Maughan (age 65), Director since 2006, has been Senior Advisor of Kohlberg Kravis Roberts (KKR) since January 2013. Previously, he was Partner and Head of the Financial Institutions Group of KKR since 2009 and Managing Director since 2005. He was Chairman of KKR Asia from 2005 to 2009. Prior to joining KKR, Sir Deryck served as Vice Chairman of Citigroup from 1998 to 2004, as Chairman and Chief Executive Officer of Salomon Brothers from 1992 to 1997 and as Chairman and Chief Executive Officer of Salomon Brothers Asia from 1986 to 1991. He also was Vice Chairman of the NYSE from 1996 to 2000 and Chairman of the US-Japan Business Council from 2002 to 2004. Prior to joining Salomon Brothers in 1983, Sir Deryck worked at Goldman Sachs. He served in H.M. Treasury (UK Economics and Finance Ministry) from 1969 to 1979. He has also served as a director of GlaxoSmithKline since 2004 and Thomson Reuters since 2008.

The Board of Directors concluded that Sir Deryck’s internationally focused leadership positions at KKR, a global leader in private equity, fixed income and capital markets, and at Citigroup and Salomon Brothers allow Sir Deryck to provide valuable insights on international finance and that he should serve as a director of BlackRock.

Thomas K. Montag (age 56), Director since 2011, has been Co-Chief Operating Officer of Bank of America since 2011. Previously, he was President of Global Banking & Markets for Bank of America since 2009. Prior to joining Bank of America, he was Executive Vice President and Head of Global Sales & Trading of Merrill Lynch from 2008 until its merger with Bank of America. Prior to joining Merrill Lynch, Mr. Montag was the Co-Head of the Global Securities Business and a member of the Management Committee and Equities/FICC Executive Committee of Goldman Sachs.

The Board of Directors has concluded that Mr. Montag should serve as a director of BlackRock due to his extensive industry knowledge and experience in financial markets throughout the world.

Marco Antonio Slim Domit (age 44), Director since 2011, has been Chairman of the Board of Directors of Grupo Financiero Inbursa since 1997 and previously served as

Chief Executive Officer of Grupo Financiero Inbursa from 1997 until April 2012. Mr. Slim is also President of The Carlos Slim Health Institute, Vice-Chairman of the Board of Impulsora del Desarrollo y el Empleo en América Latina (IDEAL), an infrastructure company, and also board member of Teléfonos de México and Grupo Carso, among others.

Mr. Slim’s experience at Grupo Financiero Inbursa provides him with knowledge and expertise in the financial sector and by being part of the controlling shareholders of different public companies in diverse economic activities with presence in more than eighteen countries around the world, Mr. Slim holds valuable insights particularly in Latin American markets, which led the Board of Directors to determine that he should serve as a director of BlackRock.

John S. Varley (age 56), Director since 2009, has served as a member of the Boards of Directors of Rio Tinto since 2011 and AstraZeneca PLC since 2006. Mr. Varley was Chief Executive of Barclays from 2004 to 2010. Previously, he served as the Finance Director of Barclays from 2000 until the end of 2003. Mr. Varley joined the Barclays Executive Committee in 1996 and was appointed to the Boards of Directors of Barclays and Barclays Bank in 1998, positions he held until retiring in December 2010. From 1998 to 2000, Mr. Varley was the Chief Executive of Barclays’ Retail Financial Services and from 1995 to 1998 was the Chairman of its Asset Management Division.

Mr. Varley’s valuable insights on asset management, risk management and international finance acquired through his leadership of Barclays, a large, complex financial services organization, led the Board of Directors to conclude that Mr. Varley should serve as a director of BlackRock.

Continuing Directors Whose Terms Will Expire in 2015

William S. Demchak (age 50), Director since 2003, has been President of PNC since

April 2012 and is also a member of its Board of Directors. Mr. Demchak is expected to become President and Chief Executive Officer of PNC on April 23, 2013. From 2002 to April 2012, Mr. Demchak has held a number of supervisory positions at PNC, including Senior Vice Chairman. Before joining PNC in 2002, Mr. Demchak served as the Global Head of Structured Finance and Credit Portfolio for J.P. Morgan Chase & Co. from 1997 to 2002.

PNC is a large, national diversified financial services company providing traditional banking and asset management services. Mr. Demchak’s substantial leadership experience with PNC provides him with significant insights on the U.S. financial and banking sectors and led the Board of Directors to conclude that he should serve as a director of BlackRock.

Laurence D. Fink (age 60), Director since 1998, has been Chairman and Chief Executive Officer of BlackRock since its formation in 1998 and of BlackRock’s predecessor entities since 1988. Mr. Fink also leads BlackRock’s Global Executive Committee and is a trustee of one of BlackRock’s open-end fund complexes.

As the principal leader of BlackRock and its predecessor entities since 1988, Mr. Fink brings a breadth of knowledge about BlackRock’s business and operations, which led the Board of Directors to conclude that he should serve as a director of BlackRock.

Robert S. Kapito (age 55), Director since 2006, has been President of BlackRock since 2007. Mr. Kapito is also a member of the Global Executive Committee of BlackRock. Prior to 2007, Mr. Kapito served as Vice Chairman of BlackRock and Head of its Portfolio Management Group since its formation in 1998 and BlackRock’s predecessor entities since 1988.

Mr. Kapito has served as a leader of BlackRock and its predecessor entities since 1988 and has acquired a breadth of knowledge about BlackRock’s business and operations, which led the Board of Directors to conclude that he should serve as a director of BlackRock.

Thomas H. O’Brien (age 76), Director since 1999, retired as Chief Executive Officer of PNC in 2000, after 15 years in that position and retired as Chairman of PNC in 2001, after 13 years in that position. Mr. O’Brien previously served as a director of Verizon Communications, Inc. from 1987 to 2011.

As a former leader of PNC, Mr. O’Brien has valuable insights on public company corporate governance and the U.S. financial and banking sectors. This experience led the Board of Directors to conclude that Mr. O’Brien should serve as a director of BlackRock.

Ivan G. Seidenberg (age 66), Director since 2011, has served as an Advisory Partner of Perella Weinberg Partners since June 2012. Mr. Seidenberg retired as the Chairman of the Board of Verizon Communications in December 2011 and previously served as its Chief Executive Officer from 2002 to 2011. Prior to the creation of Verizon, Mr. Seidenberg was the Chairman and Chief Executive Officer of Bell Atlantic and NYNEX. Mr. Seidenberg previously served as a director of Honeywell International Inc. from 1995 to 2008 and as a director of Wyeth, LLC, which is now a part of Pfizer Inc., from 1996 to 2008.

The Board of Directors has concluded that Mr. Seidenberg should serve as a director of BlackRock due to his extensive leadership experience with Verizon Communications, one of the world’s leading providers of communications services.

Other Executive Officers

In addition to Messrs. Fink and Kapito, the following persons serve as BlackRock’s executive officers:

David J. Blumer (age 44), Senior Managing Director, has been Head of the Europe, Middle East and Africa (“EMEA”) region of BlackRock since 2013. Mr. Blumer is also a member of the Global Executive Committee of BlackRock. Prior to joining BlackRock, Mr. Blumer worked at Swiss Re Ltd., where he most recently served as the Chief Investment Officer (“CIO”).

In addition to his CIO role, Mr. Blumer also held other senior positions at Swiss Re Ltd. after joining in 2008, including as Head of Asset Management, Chairman of Admin Re and a member of the Executive Committee. Prior to that, Mr. Blumer was a member of the Executive Board of Credit Suisse where he worked from 1993 in increasingly senior roles, including as Head of Trading and Sales and Chief Executive Officer of Asset Management.

Robert W. Fairbairn (age 47), Senior Managing Director, has overseen BlackRock’s Global Retail and iShares businesses since 2012. Mr. Fairbairn is also a member of the Global Executive Committee of BlackRock. Mr. Fairbairn was Head of the Global Client Group from 2009 to 2012 and Vice Chairman and Chairman of BlackRock’s EMEA Pacific business from 2006 to 2009. Prior to joining BlackRock in 2006, Mr. Fairbairn was Senior Vice President of Merrill Lynch from January 2006 to October 2006 and Head of MLIM’s EMEA Pacific region from May 2005 to October 2006. Mr. Fairbairn was appointed Head of MLIM’s EMEA Sales Division in 1999 and appointed Chief Operating Officer of MLIM’s EMEA Pacific region in 2001. Prior to joining MLIM, Mr. Fairbairn worked for the Asset Management Divisions of Lazard and GT Management.

Robert L. Goldstein (age 39), Senior Managing Director, has been Head of BlackRock’s Institutional business since 2012 and BlackRock Solutions since 2009. Mr. Goldstein is also a member of the Global Executive Committee of BlackRock. Mr. Goldstein has spent his entire career at BlackRock, beginning in 1994 as an analyst in the firm’s Portfolio Analytics Group.

Charles S. Hallac (age 48), Senior Managing Director, has been Chief Operating Officer of BlackRock since 2010. Mr. Hallac is also a member of the Global Executive Committee of BlackRock. Previously, Mr. Hallac was a Managing Director and Head of BlackRock Solutions. Mr. Hallac has been with BlackRock or its predecessor entities since 1988.

J. Richard Kushel (age 46), Senior Managing Director, has been Deputy Chief Operating Officer of BlackRock since 2012. Mr. Kushel is also a member of the Global Executive Committee of BlackRock. Previously, Mr. Kushel was Head of the Portfolio Management Group of BlackRock from 2010 to 2012 and Chairman of BlackRock’s International platform from 2009 to 2010. Prior to that, Mr. Kushel headed BlackRock’s International Institutional platform and BlackRock’s Alternatives and Wealth Management Groups. Prior to joining BlackRock in 1991, Mr. Kushel was an associate in the Financial Institutions Group at Prudential Securities.

Matthew J. Mallow (age 69), Senior Managing Director, has been General Counsel of BlackRock since 2012. Mr. Mallow is also a member of the Global Executive Committee of BlackRock. Prior to being named General Counsel, Mr. Mallow served as a senior advisor to BlackRock’s Legal and Compliance Department since June 2010. Previously, Mr. Mallow was a partner at Skadden, Arps, Slate, Meagher & Flom LLP from 1982 to 2010 where he served as the head of the Corporate Finance Department.

Mark McCombe (age 46), Senior Managing Director, has been Chairman of the Asia Pacific region of BlackRock since 2012. Mr. McCombe is also a member of the Global Executive Committee of BlackRock. Before joining BlackRock, Mr. McCombe served as Chief Executive Officer in Hong Kong for The Hong Kong and Shanghai Banking Corporation Limited from 2010 to 2011. He was also a Group General Manager of HSBC plc, Non-Executive Director of Hang Seng Bank Ltd., and a Chairman of HSBC Global Asset Management (HK) Ltd. Prior to 2010, Mr. McCombe was based in London where he was Chief Executive of HSBC Global Asset Management from 2007 to 2010, responsible for all of HSBC’s fund management businesses, including the real estate and private equity businesses. Before that, Mr. McCombe was Chief Executive Officer of HSBC Private Bank (UK) Ltd. from 2005 to 2007. Between 1990 and 2005, Mr. McCombe lived and worked in France, Turkey, the United States, Japan and the Middle East, in a variety of roles in financial services.

Ann Marie Petach (age 52), Senior Managing Director, has been Chief Financial Officer of BlackRock since 2008. On or about May 9, 2013, Ms. Petach is expected to transition from the position of Chief Financial Officer of BlackRock to the firm’s Client Solutions business, where she will help to develop critical client relationships and business initiatives with a special focus on solutions offerings for public and private pension funds. Ms. Petach is also a member of the Global Executive Committee of BlackRock. Ms. Petach was a Managing Director and Head of Business Finance at BlackRock from 2007 to 2008. Prior to joining BlackRock, Ms. Petach was Vice President and Treasurer at the Ford Motor Company from 2004 to 2007. Ms. Petach began her career in 1984 at Ford, where her responsibilities included pension asset management, actuarial studies, banking, risk management and funding for Ford and Ford Credit.

Gary S. Shedlin (age 49), Senior Managing Director, is expected to become Chief Financial Officer of BlackRock on or about May 9, 2013. Mr. Shedlin is also a member of the Global Executive Committee of BlackRock. Prior to joining BlackRock, Mr. Shedlin was Vice Chairman, Investment Banking and a Managing Director in the Financial Institutions Group at Morgan Stanley from 2010 to 2013. Prior to that, Mr. Shedlin worked at Citigroup from 2004 to 2010, where he most recently served as Chairman of the Financial Institutions Group. Mr. Shedlin also worked at Lazard from 1990 to 2004, where he served as Managing Director and Co-Head of the Financial Institutions Group prior to joining Citigroup.

Jeffrey A. Smith, Ph.D. (age 42), Senior Managing Director, has been Head of Global Human Resources of BlackRock since 2009. Dr. Smith is also a member of the Global Executive Committee of BlackRock. Prior to joining BlackRock in 2009, Dr. Smith was the global head of human resources of BGI since 2007. Prior to joining BGI, Dr. Smith was Vice

President of People Development at Time Warner. Previously, Dr. Smith was a senior consultant at Personnel Decisions International.

Director Independence

The Board of Directors annually determines the independence of directors in accordance with the listing standards of the NYSE. No director is considered independent unless the Board of Directors has determined that he or she has no material relationship with BlackRock. The Board of Directors has adopted categorical standards to assist it in determining whether or not certain relationships between the members of the Board of Directors and BlackRock or its affiliates and subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with BlackRock) are material relationships for purposes of the listing standards of the NYSE. The categorical standards provide that the following relationships are not material for such purposes:

•

relationships arising in the ordinary course of business, such as asset management, acting as trustee, lending, deposit, banking, or other financial service relationships, so long as the services are being provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated customers;

•

relationships with companies of which a director is a stockholder or partnerships of which a director is a partner, provided the director is not a principal stockholder of the company or a principal partner of the partnership;

•

contributions made or pledged to charitable organizations of which a director or an immediate family member of the director is an executive officer, director, or trustee if (a) within the preceding three years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of $1 million or 2% of the charitable organization’s consolidated gross revenues for that fiscal year, and (b) the charitable organization is not a family foundation created by the director or an immediate family member of the director; and

•	relationships involving a director’s relative unless the relative is an immediate family member of the director.

As part of its determination, the Board of Directors also considered the relationships described under “Certain Relationships and Related Transactions.” Following its review, the Board of Directors has determined that Ms. Einhorn and Messrs. Al-Hamad, Cabiallavetta, Dammerman, Freda, Gerber, Grosfeld, Komansky, Maughan, O’Brien, Seidenberg, Slim and Varley are “independent” as defined in the NYSE listing standards, and that none of the relationships between such directors and BlackRock are material under the NYSE listing standards.

Board Committees

The Board of Directors has five committees: an Audit Committee, a Management Development and Compensation Committee (“MDCC”), a Nominating and Governance Committee, a Risk Committee and an Executive Committee. The current charters for each of these committees are available on our corporate website at www.blackrock.com under the headings “Investor Relations / Corporate Governance / Committee Charters.” Further, BlackRock will provide a copy of these charters without charge to each stockholder upon written request. Requests for copies should be addressed to the Corporate Secretary, BlackRock, Inc., 55 East 52nd Street, New York, New York 10055.

The Board of Directors met eleven times during 2012. During 2012, the Board of Directors’ committees held the following number of meetings: Audit Committee—

thirteen meetings; MDCC—nine meetings; Nominating and Governance Committee—six meetings; Risk Committee—no meetings (formed in November 2012); and Executive Committee—no meetings. In 2012, each director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board of Directors held during the period for which such director was a member of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served, if any, during the periods served by such director, except for Mr. Montag, who is the former designee of Merrill Lynch and is not an independent director. Directors are encouraged to attend the annual meetings of BlackRock stockholders. Eleven directors attended the 2012 meeting of stockholders.

The Audit Committee

The Board of Directors has a standing Audit Committee that satisfies the requirements of SEC Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Rule 10A-3 establishes standards relating to audit committees in the following areas: the independence of audit committee members; the Audit Committee’s responsibility to select and oversee BlackRock’s independent auditor; procedures for handling complaints regarding BlackRock’s accounting practices; the authority of the Audit Committee to engage advisors; and funding for the independent auditor and any outside advisors engaged by the Audit Committee. The Audit Committee’s procedures for the pre-approval of audit and permitted non-audit services are described in “Item 3—Ratification of Appointment of Independent Registered Public Accounting Firm—Audit Committee Pre-Approval Policy.”

The Audit Committee’s primary purposes are to assist Board oversight of the integrity of BlackRock’s financial statements, the independent auditor’s qualifications and independence, the performance of BlackRock’s internal audit function and independent auditor, and BlackRock’s compliance with legal and regulatory requirements. The Audit Committee also prepares the Audit Committee report as required by the SEC’s rules for inclusion in BlackRock’s annual Proxy Statement. The Audit Committee is presently composed of Messrs. Gerber (Chairman), Cabiallavetta, Dammerman, O’Brien, Seidenberg and Varley. The Board of Directors has determined that Mr. Gerber qualifies as an “audit committee financial expert” as defined in the SEC rules and the Board of Directors has determined that each of Messrs. Gerber, Cabiallavetta, Dammerman, O’Brien, Seidenberg and Varley has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

Furthermore, the Board of Directors has determined that each of Messrs. Gerber, Cabiallavetta, Dammerman, O’Brien, Seidenberg and Varley has no material relationship with BlackRock (either directly or as a partner, stockholder or officer of an organization that has a relationship with BlackRock) and is “independent” as defined in the NYSE listing standards and the applicable SEC rules.

The Audit Committee regularly holds separate sessions with BlackRock’s management, internal auditors and independent registered public accounting firm. The report of the Audit Committee is included on page 19.

The Management Development and Compensation Committee

The MDCC is responsible for establishing the compensation of BlackRock’s executive officers, providing oversight of BlackRock’s employee benefit and compensation plans and reviewing, assessing and making reports and recommendations to the Board of Directors, as appropriate, on BlackRock’s talent development and succession planning. The MDCC is currently composed of Messrs. Komansky (Chairman), Dammerman, Gerber, Grosfeld and Maughan. The Board of Directors has determined that all of the members of the MDCC are “independent” within the meaning of the listing standards of the NYSE. Each of the committee members is also a “non-employee director” as defined in the SEC rules under Section 16 of the Exchange Act, and is an “outside director,” as defined by Section 162(m) of the Internal Revenue Code.

Additional information on the MDCC’s processes and procedures for consideration of executive compensation is addressed in the Compensation Discussion and Analysis below. The report of the MDCC is included following the Compensation Discussion and Analysis on page 39.

The Nominating and Governance Committee

The Nominating and Governance Committee is responsible for assisting the Board of Directors by: identifying individuals qualified to become members of the Board of Directors; recommending to the Board of Directors the director nominees for the next annual meeting of stockholders; recommending to the Board of Directors the Corporate Governance Guidelines applicable to BlackRock; leading the Board of Directors in its annual review of the Board of Directors’ and management’s performance; recommending to the Board of Directors director nominees for each Board committee; and overseeing BlackRock’s Related Persons Transaction Policy. The Nominating and Governance Committee is presently composed of Messrs. O’Brien (Chairman), Al-Hamad, Cabiallavetta, Freda, Grosfeld and Seidenberg. The Board of Directors has determined that all of the members of the Nominating and Governance Committee are “independent” within the meaning of the listing standards of the NYSE.

The Risk Committee

The Risk Committee is responsible for assisting the Board of Directors with its oversight of BlackRock’s risk management activities, with particular responsibility for overseeing designated areas of risk, including, among others, fiduciary risks, corporate risks and capital structure, that are not the primary responsibility of another committee of the

Board or retained for the Board’s direct oversight. The Risk Committee is responsible for escalating to the Audit Committee any matter that presents a major financial exposure to the firm. The Risk Committee is presently composed of Ms. Einhorn and Messrs. Maughan (Chairman), Al-Hamad, Cabiallavetta, Demchak, Gerber, Montag and Slim.

The Executive Committee

The Executive Committee has all the powers of the Board of Directors, except as prohibited by applicable law, our stockholder agreements with each of Merrill Lynch and PNC and BlackRock’s amended and restated bylaws, and except to the extent another committee has been accorded authority over the matter. The Executive Committee exercises such powers between meetings of the Board of Directors. The Executive Committee is presently composed of Messrs. Fink (Chairman), Gerber and Rohr.

Role of the Board of Directors in the Oversight of Risk Management

The Board of Directors has oversight over BlackRock’s risk management activities and the Risk, Audit, the MDCC and Nominating and Governance Committees assist the Board in this role. In November 2012, the Board of Directors established the Risk Committee, which has responsibility for overseeing designated areas of risks, including, among other things, fiduciary risks, corporate risks and capital structure. The Audit Committee is focused on overseeing the integrity of BlackRock’s financial statements, the effectiveness of the internal control environment, the internal audit function and the external auditors. The Risk and Audit Committees work together to help ensure that both committees have received all information necessary to permit them to fulfill their duties and responsibilities with respect to oversight of risk management activities. The Risk Committee also coordinates with the MDCC and the Nominating and Governance Committee in relation to the activities of those committees that relate to the oversight of the management of risks.

A risk profile report that is prepared by BlackRock’s Chief Risk Officer and reviewed with BlackRock’s Corporate Risk Management Committee is regularly presented to the Risk Committee. This report covers a wide range of topics and potential issues that could impact BlackRock, including matters such as investment performance, investment risks, and counterparty risks of its asset management activities, revenue, balance sheet, operational and integration risks and insurance coverage. At least quarterly, the Audit Committee receives a risk profile report, an internal audit report, an external audit update, a Sarbanes-Oxley compliance report and a report on litigation, regulatory and ethics matters. The internal audit plan for BlackRock is approved by the Audit Committee and regular reports on the progress and results of the internal audit program are provided to the Audit Committee by BlackRock’s Head of Internal Audit. The financial controls report is prepared by the Head of Sarbanes-Oxley Compliance and presented by management. BlackRock’s independent external auditor provides the regular audit update and its General Counsel provides the regular report on litigation, regulatory and ethics matters. Aspects of these reports are presented to the full Board at least quarterly by the Chairman of the Risk Committee, the Chairman of the Audit Committee or the member of management responsible for the given subject area.

Consideration of Director Candidates

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below under “—Identifying and Evaluating Candidates for Director.” In evaluating such recommendations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth below under “—Director Qualifications.” Any stockholder recommendations for consideration by the Nominating and

Governance Committee should include the nominee’s name and qualifications for membership on the Board of Directors. The recommending stockholder should also submit evidence of the stockholder’s ownership of shares of BlackRock, including the number of shares owned and the length of time of ownership. The recommendation should be addressed to the Corporate Secretary, BlackRock, Inc., 55 East 52nd Street, New York, New York 10055.

In addition, the amended and restated bylaws of BlackRock permit stockholders to nominate directors for consideration at an annual stockholders’ meeting. For information on the requirements governing stockholder nominations for the election of directors to be made at an annual meeting of stockholders, please see “Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders.”

Consideration of Diversity in Identifying Director Nominees

The Board of Directors believes that a diverse mix of knowledge and viewpoints enhances Board capabilities and when considering candidates for director, the Nominating and Governance Committee seeks to achieve a mix of directors that represent a diversity of backgrounds and experience. The current Board of Directors includes a wide range of skills and professional experience such as investment banking, accounting, insurance, international organizations, academia, pharmaceuticals, telecommunications, sovereign entities, real estate, energy, technology, international finance, not-for-profit organizations and geographical diversity, including directors with extensive experience in North America, Latin America, Europe, Asia, Africa and the Middle East. The Board addresses whether it has achieved an appropriate level of diversity as part of its consideration of the Board’s composition in its annual self-evaluation process.

Director Qualifications

BlackRock’s Corporate Governance Guidelines contain Board of Directors’

membership criteria that apply to candidates recommended by the Nominating and Governance Committee for a position on BlackRock’s Board of Directors. The minimum qualifications for serving as a member of the Board of Directors are that a person demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of BlackRock and that a person has an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, diversity, ability to make independent analytical inquiries, understanding of BlackRock’s business environment and willingness to devote adequate time and effort to the responsibilities of the Board of Directors. Each director must represent the interests of all of BlackRock’s stockholders.

Identifying and Evaluating Candidates for Director

The Nominating and Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Nominating and Governance Committee if they become aware of persons meeting the criteria described above. The Nominating and Governance Committee also may engage firms that specialize in identifying director candidates. In 2012, the Company engaged Spencer Stuart to help identify potential director candidates. As described above, the Nominating and Governance Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Nominating and Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the

Chairman or a person designated by the Nominating and Governance Committee will contact the candidate. If the candidate expresses a willingness to be considered and to serve on the Board of Directors, the Nominating and Governance Committee typically requests information from the candidate and reviews the candidate’s accomplishments and qualifications. The Nominating and Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although the Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Each nominee for election to our Board of Directors this year has previously served as a BlackRock director.

Ms. Wagner was appointed to the Board of Directors in June 2012. Ms. Einhorn and Mr. Freda were each appointed as an independent director to the Board of Directors in July 2012. Each candidate was nominated by the Nominating and Governance Committee based on the recommendation of the Committee’s Chairman, Mr. O’Brien.

Executive Sessions

Executive sessions of non-management directors are held quarterly. “Non-management directors” include all directors who are not BlackRock officers. Currently, Messrs. Fink and Kapito are the only BlackRock officers serving on the Board of Directors. Each session is chaired by Mr. O’Brien who has been appointed by the Board of Directors as the lead independent director. Any non-management director may request that an additional executive session be scheduled. At least once a year an executive session of only those directors determined to be “independent” within the meaning of the listing standards of the NYSE is held.

Communications with the Board

The Board of Directors has established a process to receive communications from stockholders and other interested parties. Stockholders and other interested parties may contact any member (or all members) of the Board of Directors, any Board of Directors committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent c/o Corporate Communications Department, BlackRock, Inc., 55 East 52nd Street, New York, New York 10055. To communicate with any of our directors electronically, stockholders should go to our corporate website at www.blackrock.com. Under the headings “Investor Relations / Corporate Governance / Communicate with our Board of Directors,” you will find a link that may be used for writing an electronic message to the Board of Directors, the lead independent director, any individual director, or any group or committee of directors.

All communications received as set forth in the preceding paragraph will be reviewed by a member of each of BlackRock’s Corporate Communications and Legal and Compliance Departments for the sole purpose of determining whether the contents represent a message to our directors. In the case of communications to the Board of Directors or any group or committee of directors, sufficient copies of the contents will be made for each director who is a member of the group or committee to which the envelope or e-mail is addressed. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS CONDUCT AND ETHICS

The Board of Directors has adopted Corporate Governance Guidelines that address the following key corporate governance subjects, among others: director qualification standards; director responsibilities; director access to management and, as necessary and appropriate, independent advisors; director compensation; director orientation and continuing education; management succession; and an annual performance evaluation of the Board of Directors. The Board of Directors has also adopted a Code of Business Conduct and Ethics for BlackRock’s directors, officers and employees, which addresses these important topics, among others: conflicts of interest; corporate opportunities; confidentiality of information; fair dealing; protection and proper use of BlackRock assets; compliance with laws, rules and regulations (including insider trading laws); and encouraging the reporting of any illegal or unethical behavior.

BlackRock’s Corporate Governance Guidelines and Code of Business Conduct and Ethics are available at our corporate website at www.blackrock.com under the headings “Investor Relations / Corporate Governance / Governance Documents.” Further, BlackRock will provide a copy of these documents without charge to each stockholder upon written request. Requests for copies should be addressed to the Corporate Secretary, BlackRock, Inc., 55 East 52nd Street, New York, New York 10055.

In addition, BlackRock has adopted a Code of Ethics for Chief Executive and Senior Financial Officers, which addresses the following important topics, among others: conflicts of interest; compliance with laws, rules and regulations; and encouraging the reporting of any illegal or unethical behavior. The Code of Ethics for Chief Executive and Senior Financial Officers is available at our corporate website at www.blackrock.com under the headings “Investor Relations / Corporate Governance / Governance Documents.” BlackRock intends to satisfy any disclosure requirements regarding any amendment to, or waiver from, a provision of this Code of Ethics for Chief Executive and

Senior Financial Officers by posting such information on its corporate website at www.blackrock.com under the headings “Investor Relations / Corporate Governance / Governance Documents.”

Stockholders are encouraged to visit the “Investor Relations / Corporate Governance” page of the BlackRock website at www.blackrock.com for additional information about BlackRock’s Board of Directors and its committees and corporate governance at BlackRock.

Combined Principal Executive Officer and Board Chair Positions; Lead Independent Director

Mr. Fink serves as both BlackRock’s Chief Executive Officer and Chairman of the Board of Directors, which the Board of Directors has determined is the most appropriate governance structure for BlackRock. Mr. Fink has served in this capacity since founding BlackRock’s predecessor entities in 1988. As the founder of BlackRock with over 20 years of experience leading BlackRock, Mr. Fink has acquired a breadth of unique and specialized knowledge about BlackRock’s operations. Mr. Fink solicits input from all the directors regarding the Board of Directors agenda and processes. To facilitate coordination with the independent directors and the exercise of independent judgment by the Board of Directors, the Board has appointed Mr. O’Brien, the Chairman of the Nominating and Governance Committee, to serve as the lead independent director. The lead independent director facilitates communication between the independent directors and the Chairman of the Board, advises on the selection of committee chairs, ensures appropriate information is sent to the Board and works with the Chairman to identify agenda and other discussion items for the Board. The lead independent director chairs the executive sessions or special meetings of the independent directors and presides at meetings of the Board in the absence of or at the request of the Chairman of the Board. The lead independent director also has the authority to call additional meetings of the independent directors. Each of these responsibilities is set out in BlackRock’s Corporate Governance Guidelines.

REPORT OF THE AUDIT COMMITTEE

In accordance with, and to the extent permitted by, the rules of the SEC, the information contained in the following Report of the Audit Committee shall not be incorporated by reference into any of BlackRock’s future filings made under the Exchange Act, or under the Securities Act of 1933, as amended (the “Securities Act”), and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

The Audit Committee’s job is one of oversight as set forth in its charter. It is not the duty of the Audit Committee to prepare BlackRock’s financial statements, to plan or conduct audits, or to determine that BlackRock’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. BlackRock’s management is responsible for preparing BlackRock’s financial statements and for maintaining internal control over financial reporting and disclosure controls and procedures. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to whether those audited financial statements fairly present, in all material respects, the financial position, results of operations, and cash flows of BlackRock in conformity with generally accepted accounting principles in the United States.

The Audit Committee has reviewed and discussed BlackRock’s audited financial statements with management and with Deloitte & Touche LLP, BlackRock’s independent registered public accounting firm for 2012.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required by the Statement on Auditing Standards No. 114, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee has received from Deloitte & Touche LLP the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed Deloitte & Touche LLP’s independence with Deloitte & Touche LLP, and has considered the compatibility of non-audit services with the independence of the independent registered public accounting firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

Murry S. Gerber, Chairman

Mathis Cabiallavetta

Dennis D. Dammerman

Thomas H. O’Brien

Ivan G. Seidenberg

John S. Varley

OWNERSHIP OF BLACKROCK COMMON AND PREFERRED STOCK

Common Stock

The following table sets forth certain information with respect to the beneficial ownership of BlackRock’s voting securities as of March 31, 2013 by: (i) each person who is known by BlackRock to own beneficially more than 5% of any class of outstanding voting securities of BlackRock; (ii) each of BlackRock’s directors; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all of BlackRock’s executive officers and directors as a group.

Except as otherwise noted, each individual exercises sole voting power or investment power over the shares of voting securities shown. The number of shares of voting securities shown in the following Security Ownership Table as beneficially owned by each director and executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. For purposes of the following Security Ownership Table, beneficial ownership includes any shares of voting securities as to which the individual has sole or shared voting power or investment power and also any shares of common stock which the individual has the right to acquire within 60 days of March 31, 2013, through the exercise of any option, warrant or right.

As of March 31, 2013, there were 168,967,457 shares of BlackRock’s common stock outstanding.

	Amount of beneficial ownership of common stock	Percent of common stock outstanding
The PNC Financial Services Group, Inc. and affiliates (1) One PNC Plaza 249 Fifth Avenue Pittsburgh, PA 15222	35,166,064	20.8%
Norges Bank (The Central Bank of Norway) (2) Bankplassen 2 PO Box 1179 Sentrum NO 0107 Oslo, Norway	15,518,563	9.2%
Wellington Management Company, LLP (3) 280 Congress Street Boston, MA 02210	10,144,885	6.0%
Abdlatif Yousef Al-Hamad	2,432	*
Mathis Cabiallavetta (4)	3,190	*
Dennis D. Dammerman	2,207	*
William S. Demchak	—	*
Jessica P. Einhorn	89	*
Robert W. Fairbairn	19,851	*
Laurence D. Fink (4)(6)(7)	1,681,751	1.0%
Fabrizio Freda	226	*
Murry S. Gerber	36,338	*
James Grosfeld (4)(5)	524,822	*
Charles S. Hallac (4)(6)(7)	729,404	*
Robert S. Kapito (4)(6)(7)(8)	909,922	*
David H. Komansky	6,768	*
Sir Deryck Maughan	6,307	*
Thomas K. Montag	—	*
Thomas H. O’Brien (4)	13,365	*

	Amount of beneficial ownership of common stock	Percent of common stock outstanding
Ann Marie Petach (6)	17,976	*
James E. Rohr	3,524	*
Ivan G. Seidenberg	7,735	*
Marco Antonio Slim Domit (4)	496	*
John S. Varley	558	*
Susan L. Wagner (6)(7)	625,319	*
All directors and executive officers as a group (30 persons) (4)(6)(7)	4,801,705	2.8%

*	The number of shares of common stock held by such individual is less than 1.0% of the outstanding shares of common stock.
(1)	Based on the Schedule 13G of The PNC Financial Services Group, Inc. and affiliates filed on February 8, 2013.
(2)	Based on the Schedule 13G of Norges Bank (The Central Bank of Norway) filed on February 7, 2013.
(3)	Based on the Schedule 13G of Wellington Management Company, LLP filed on February 14, 2013.
(4)	Includes shares of BlackRock common stock held jointly and/or indirectly.
(5)	Includes 175,000 shares of BlackRock common stock held by three entities in which Mr. Grosfeld’s children hold a majority of the economic interest. Mr. Grosfeld has disclaimed beneficial ownership of these shares.
(6)	Does not include unvested restricted stock, unvested restricted stock units and unvested stock options.
(7)	Includes shares of BlackRock common stock subject to employee stock options and either exercisable as of March 31, 2013 or exercisable within 60 days of that date. The shares subject to such options are as follows: for Messrs. Fink (364,313 shares), Kapito (210,109 shares), Hallac (126,087 shares) and Ms. Wagner (126,087 shares) and for all directors and executive officers as a group (854,603 shares). Non-management directors do not own any options.
(8)	Does not include 240,855 shares held in trust for the benefit of Mr. Kapito, over which Mr. Kapito does not have voting or dispositive power.

Preferred Stock

As of March 31, 2013, there were 823,188 shares of BlackRock’s Series B non-voting convertible participating preferred stock issued and outstanding, which has a liquidation preference of $0.01 per share (the “Series B Preferred Stock”), and 1,311,887 shares of BlackRock’s Series C non-voting convertible participating preferred stock issued and outstanding, which has a liquidation preference of $40.00 per share (the “Series C Preferred Stock”). As of March 31, 2013, PNC owned all issued and outstanding shares of our Series B Preferred Stock and Series C Preferred Stock.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

EXECUTIVE SUMMARY

Introduction

This section outlines the compensation approach and 2012 pay results for the CEO, CFO and next three most highly compensated executive officers (collectively, the “named executive officers”, or “NEOs”) and summarizes:

•	the key tenets of the compensation program for NEOs

•	the 2012 compensation outcomes for the CEO and each other NEO

•	the process for compensation decision making

•	the elements of pay and rationale for use of each element, and

•	BlackRock’s key compensation practices

For 2012, our NEOs included Laurence D. Fink, CEO; Robert S. Kapito, President; Charles S. Hallac, Chief Operating Officer; Robert W. Fairbairn, Senior Managing Director and Ann Marie Petach, Senior Managing Director and CFO.

Compensation Philosophy

Compensation for NEOs is based on a pay-for-performance approach, which is designed to:

•	Determine compensation based on a combination of firm and individual performance

•	Align interests of executives with those of stockholders through the use of equity-based awards

•	Avoid incentives that might encourage excessive risk taking

•	Appropriately balance sharing in the firm’s financial results between stockholders and employees, and
•	Attract, incent and retain high-performing employees

The MDCC and management exercise discretion to award compensation that:

•	Reflects the firm’s pay for performance philosophy

•	Promotes responsible financial management, and

•	Aligns with stockholders’ long-term interests

2012 Performance Highlights and Pay Results

Compensation for the NEOs was determined, in part, based on the following key results:

•	Record levels of revenue, operating income, and earnings per share

•	Prudent expense management resulting in a 40.4% operating margin, as adjusted

•	Solid investment results across most, but not all, asset classes and distribution channels

•	Positioning the firm for future success through

—	realignment of the firm’s organizational structure

—	expansion of product capabilities through product development and acquisition of businesses that complement BlackRock’s existing offerings, and

•	Continued focus on delivering value to stockholders evidenced by the:

—	Repurchase of 9.1 million shares of BlackRock common stock

—	Increase in annual dividend rate to $6.00 per share in 2012 (from $5.50 in 2011) and payment of $1.1 billion in cash dividends to stockholders

—	Secondary offering of 26.2 million shares of BlackRock common stock held by Barclays

In the context of these firm-wide results (and with consideration of additional firm-wide and individual factors):

•	CEO annual compensation increased 10% from 2011 to $21.5 million

•	Annual compensation for other NEOs, as a group, increased 6% from 2011

•	BlackRock equity awards represent more than 50% of annual compensation for each NEO to strengthen alignment with stockholder interests

Overview of Decision Making

Individual NEO pay decisions made by the MDCC take into consideration multiple measures of performance.

•	The decision-making process reflects:

—	Firm-wide financial results measured in absolute levels and relative to prior year and budget

—	Non-financial results including investment performance, and

—	Individual contributions to BlackRock results for the year including leadership

•

No set formulas are established and no fixed benchmarks are used in determining NEO compensation, other than determining Section 162(m) caps discussed below under “Key Elements of MDCC Review” and under “Tax Implications”

•	As part of its subjective decision-making process, the MDCC is particularly mindful of the firm’s overall ratio of bonuses to pre-incentive operating income, as well as the ratio of compensation and benefits expense to revenue (the “C&B ratio”). However, no stated formula exists by which the MDCC is bound.

The MDCC does not believe that a formula approach to pay decisions can appropriately encompass all facets of performance. As a result, results are viewed in the aggregate and no particular weighting of factors is used in determining the total bonus pool, awards of long-term incentives, or individual NEO compensation. A detailed discussion of our decision-making process is included under the heading “Overview of Compensation Decision Process.”

Elements of Pay

The key elements of our compensation program for our NEOs include:

•	Base salaries

•	Annual incentive awards

•	Long-term incentive awards made through the Challenge Award program, and

•	Retirement and other benefits

A more detailed description is contained in the “Key Elements of Compensation Program” section.

As described above, the determination of compensation amounts and the mix of pay elements attempts to balance multiple factors of performance with consideration of market conditions, pay practices and competitive pay levels.

Key Elements of MDCC Review

Pay decisions for NEOs are made with consideration given to the following:

•	The firm’s total annual compensation and benefits expense

—	The C&B ratio is reviewed regularly throughout the year by the MDCC and management

—	BlackRock’s C&B ratio has remained at approximately 35% through multiple market cycles

•	The firm’s total annual bonus pool

—	The size of the projected bonus pool, including cash and stock incentive awards, is reviewed throughout the year by the MDCC and approved at year-end, and as part of this review the MDCC receives actual and projected financial information throughout the year as well as final year-end information, including the C&B ratio described above

•	The financial information that the MDCC receives includes the current year projected income statement and other financial measures compared with prior year results and the current year budget

•

The MDCC also reviews other metrics of the firm’s financial performance (e.g., revenue run rate, net inflows of assets under management and investment performance) as well as information regarding market conditions and competitive pay levels

—	The bonus pool is reviewed both in aggregate and as a percentage of pre-incentive operating income

—	The MDCC also regularly reviews management’s recommendation as to the percentage of pre-incentive operating income that will be accrued over the course of the year for the cash portion of the total bonus pool

•

The accrual rate of the cash portion of the total annual bonus pool may be modified based on changes to projected pre-incentive operating income, the desired size of the total bonus pool and other factors, which themselves may be modified following review of all of the financial information described above

—	The MDCC does not apply any particular weighting or formula to the information it reviews when determining the size of the total bonus pool or the accruals made for the cash portion of the total bonus pool

—	The total bonus pool approved by the MDCC does not serve as a basis for the MDCC’s compensation decision for our NEOs; rather, the pool serves as a source of “funding” for the annual incentive awards to employees, including NEOs

•	Grants of equity-based compensation

—	The stock component of the annual bonuses is determined based on a firm-wide deferral guideline that awards a greater portion of an annual bonus in equity for higher levels of annual bonuses

—	Long-term equity-based incentive awards granted under the Challenge Award program are funded and awarded separately from the total bonus pool and are determined as part of the MDCC’s overall annual compensation decision

•	No formulas or specific performance factors are used to determine award recipients or to calculate individual or aggregate award values

•	There is no direct correlation between any particular performance measure and the size of the resulting award

•	The firm’s annual incentive performance plan

—	The stockholder approved Amended and Restated 1999 Annual Incentive Performance Plan (the “Performance Plan”) operates independently of the total annual bonus pool

—	The Performance Plan establishes the maximum amount of annual incentive (the “162(m) Cap”) that can be awarded to each NEO covered by Section 162(m) of the Internal Revenue Code on a tax- deductible basis in accordance with the requirements of Section 162(m)

—	The method for determining the aggregate 162(m) Cap as well as each individual NEO’s allocable portion of the 162(m) Cap is established by the MDCC each year

—	Neither the aggregate 162(m) Cap nor the individual 162(m) Caps determined by the calculation serve as the basis for the MDCC’s compensation decisions for our NEOs; instead, these caps serve to establish a ceiling on the amount of annual incentive awards that the MDCC can award to the NEOs on a tax deductible basis

—	The MDCC may, and typically does, exercise discretion to award less than each NEO’s individual 162(m) Cap, and the MDCC also ensures that such awards do not exceed the executive officer’s individual 162(m) Cap

—	In 2012, the MDCC exercised discretion to award less than each of the NEO’s individual 162(m) Caps

HOW WE TIE PAY TO PERFORMANCE

How did we perform in 2012?

Financial performance reached record levels in terms of revenue, operating income, net income and earnings per share in 2012. Our continued expense discipline is reflected in strong operating margin and the consistent ratio of compensation and benefits expense to revenue.

Amounts below are shown on an “as adjusted” basis. For a reconciliation to GAAP, please see BlackRock’s Annual Report on Form 10-K.

Other financial highlights

•	$107.7 billion in long-term net new business was awarded to BlackRock by clients (excludes the effect of two single client low-fee institutional index fixed income outflows totaling $110.2 billion)

•	Payout ratio to stockholders including the effect of share repurchases was 104%

•	The firm completed a secondary offering of 26.2 million shares of common stock held by Barclays and repurchased 6.4 million of the shares thus eliminating Barclays’ ownership in the firm

Other significant results

•

Aggregate investment results across active strategies (including alternatives and liquidity) remained competitive with 73%, 73% and 71% of AUM ranked above benchmark or peer group median for 1-, 3- and 5- year periods, respectively

—	Fixed income and scientific active equity products reported strong results

—	Fundamental equity and multi-asset products performed below expectations

•	Passively managed products continued to operate within established tracking error tolerances

•	iShares maintained its #1 global market share position

•	The firm continued to develop its capabilities and talent in key areas of focus

—	Acquired Claymore Investments to expand Canadian ETF business

—	Acquired Swiss Re Private Equity Partners to complement existing alternative products

How did the firm’s performance translate into pay decisions for our NEOs?

In consideration of BlackRock’s full-year 2012 results, the MDCC approved:

•	a total incentive pool of approximately $1.665 billion, including $156 million for awards of long-term incentives

•	subjective allocations of annual bonus and long-term incentive awards for each NEO based on review of multiple measures of firm and individual performance

Within this context, 2012 total annual compensation for NEOs was 7% higher, in aggregate, than 2011. Individual pay results for each NEO are shown below.

Name	Salary	Annual Bonus	Challenge Award	Total Annual Compensation (TAC)	TAC % vs. 2011
Fink, Laurence D	$500,000	$16,250,000	$4,750,000	$21,500,000	10%
Kapito, Robert S	$400,000	$12,090,000	$3,750,000	$16,240,000	9%
Hallac, Charles S	$350,000	$6,275,000	$2,750,000	$9,375,000	9%
Fairbairn, Robert W	$350,000	$3,200,000	$2,175,000	$5,725,000	-4%
Petach, Ann Marie	$450,000	$1,750,000	$1,325,000	$3,525,000	0%

•	Total annual compensation comparisons to 2011 do not include the annualized initial value of previous long-term incentive awards

—	A portion of the initial value of long-term incentive awards made in January 2007 had been considered part of aggregate annual compensation from 2007 through 2011, the vesting period of the awards

•	The annual bonus amounts shown above include the portion of 2012 bonus that was awarded as BlackRock equity in January 2013

•	The above table displays compensation in a format that differs from the tables required to be disclosed in the Summary Compensation Table

In addition to the firm’s overall financial results described above, the determination of each NEO’s compensation, including annual bonus and Challenge Awards, was based on a subjective assessment of:

•	Individual contributions to BlackRock’s success throughout the year

•	Each executive’s ability to contribute in the future, and

•	Considerations of the year-over-year change in the total incentive pool

Subjective factors used in the determination of individual compensation amounts for each of the pay elements are described below for the CEO and each of the other NEOs individually.

Mr. Fink is responsible for developing and guiding BlackRock’s long-term strategic direction to deliver results for stockholders. Under Mr. Fink’s leadership in 2012, BlackRock:

•	Re-aligned the firm’s senior leadership team to focus on delivering solutions-based capabilities with consistently strong investment performance

•	Identified strategies for growth that included targeted acquisitions that expanded product capabilities in key geographies

•

Capitalized on its unparalleled breadth and depth of capabilities to capture $107.7 billion of long-term net new business (excluding the effect of two single low-fee institutional index fixed income outflows totaling $110.2 billion) despite an uneven market environment, and

•	Produced record financial results with continued focus on expense management

Mr. Kapito and Mr. Hallac are responsible for executing BlackRock’s strategic plans and overseeing the day-to-day global business of the firm. They ensure connectivity, coordination and communication among all groups across the organization. Together, they played critical roles in the successful planning and implementation of the firm’s organizational changes.

Mr. Kapito has expanded his role with key clients and investors. Mr. Hallac continues to drive accountability in business results with a focus on operational effectiveness and cost efficiency.

Mr. Fairbairn was named Head of the BlackRock’s Retail and iShares platform in mid-2012. In this role, he is responsible for delivering on growth opportunities in our Retail and iShares platform globally.

Ms. Petach played a lead role in executing the secondary offering, supporting growth including acquisitions, enhancing the firm’s accountability framework and expanding our investor relations outreach. She continued to ensure that BlackRock had appropriate liquidity and expanded the firm’s available credit facility.

The following chart shows BlackRock’s net income (as adjusted) and CEO compensation over the prior six years. During the six-year period, net income has increased 126% while CEO compensation has been within a range.

COMPENSATION PRACTICES

BlackRock has strong governance procedures and practices with respect to employment and compensation, which are exemplified by the following:

•	No change-in-control arrangements with its executives

•	No ongoing employment agreements or guaranteed compensation arrangements with its NEOs

•

No tax reimbursements for any perquisites other than those for Mr. Fairbairn in connection with his transition in 2012 following the conclusion of his expatriation to the United States from the United Kingdom. Footnote 3 to the Summary Compensation Table below describes such tax reimbursement payments

•	No supplemental retirement benefits to its executives

•

NEOs are eligible for standard severance benefits under BlackRock’s Severance Pay Plan (the “Severance Plan”) in the event of involuntary termination of employment without cause (as defined under the Severance Plan) by BlackRock

—	The Severance Plan provides salary continuation of two weeks per year of service with a minimum of 12 weeks and a maximum of 54 weeks to all U.S.-based employees who are involuntarily terminated without cause in conjunction with a reduction in force

•	A clawback policy that allows for the recoupment of performance-based compensation (both annual and long-term, including all equity compensation) from an employee in the event that financial results are restated due to the actions of such employee

•	Stock ownership guidelines for senior leaders of the firm and independent directors

—	$10 million for CEO

—	$5 million for President

—	$2 million for all other members of senior management

—	$375,000 for independent directors

—	These guidelines consider only shares held directly and do not include any unvested equity awards or unexercised stock options

—	As of March 31, 2013, all NEOs met these guidelines

•

An insider trading policy that prohibits executive officers from short selling BlackRock securities, pledging shares as collateral for a loan (among other items) or engaging in any transactions that have the effect of hedging the economic risks and rewards of BlackRock equity awards

•	A thorough compensation risk assessment analysis, as described in the “Risk Assessment of Compensation Plans”

•	An annual advisory vote on executive compensation, as proposed and approved by stockholders at the annual stockholder meeting

KEY ELEMENTS OF COMPENSATION PROGRAM

Pay Element (How it is Paid)	Description	2012 NEO Commentary
Base Salary (Cash)	• Intended to provide regular cash flow • Represents a relatively small portion of total pay • Relative size permits lower fixed compensation expense	• CEO base pay has remain unchanged since 2001 • None of the other NEOs received a salary increase in 2012
Annual Incentive Awards (“Annual Bonus”)

• Variable and differentiated on an individual basis reflecting subjective assessment of performance factors

• Total annual bonus is determined in context of individual’s total compensation decision and is subsequently split between cash and stock elements using a firm-wide guideline

• Annual incentive awards increased in 2012 by 6% for CEO and 4% for all other NEOs as a group compared to 2011 • NEO bonuses are awarded from the total bonus pool and subject to 162(m) Caps
(Cash)

• Firm-wide deferral guideline awards a greater portion of annual bonus in equity at higher levels of annual bonuses

- Firm-wide deferral approach starts at 15% of bonus, rising in stages to 50% of bonus for the portion in excess of $3 million

(Restricted Stock/ Restricted Stock Units)[1,2]

• Awards vest in equal installments over the three years following grant

• Dividend equivalents accumulate during the vesting period and are paid following delivery of shares

• Expense is recognized over the vesting period

• A significant portion of annual bonus for senior leaders is awarded in BlackRock equity • Effective annual bonus deferral is 47% for CEO and 42% for all other NEOs, as a group

(1)	All grants of BlackRock equity awards are approved by the MDCC under our stockholder-approved 1999 Stock Award and Incentive Plan (the “1999 Plan”). The 1999 Plan allows multiple types of award vehicles to be granted. BlackRock has not granted stock options as part of its executive compensation program since 2007, when they were granted as long-term incentive awards for senior executives. Stock option grants and outstanding stock awards have been included in the tables captioned “2012 Grants of Plan-Based Awards” and “2012 Outstanding Equity Awards at Fiscal Year End”. BlackRock has never repriced stock options or provided a buyout for underwater stock options.
(2)	For 2012 annual incentive awards (other than for Challenge Awards), the value of the stock portion of the bonus was converted into restricted stock or restricted stock units by dividing the award value by $232.63, which represented the average of the high and low prices per share of common stock of BlackRock on January 18, 2013.

Pay Element (How it is Paid)	Description	2012 NEO Commentary
Long-Term Incentive Awards (Performance Based Restricted Stock Units/ Restricted Stock)[1,3]

• Discretionary determination of participants and award size in context of individual’s total compensation decision, as part of the MDCC’s subjective annual compensation decision, recognizing

- the scope of the individual’s role

- business expertise, and

- leadership skills

• Intended to provide meaningful incentive for continued performance and long-term focus over a multi-year period

• Challenge Award program is designed to drive and reward sustained share price appreciation

- Award value is converted into a number of units using the conversion price and a conversion premium determined by an independent, third party valuation model

- Award is split into three equal tranches, each with a stock price hurdle

- Price hurdles have been set at 15%, 25% and 35% above the grant price and each hurdle must be met for 20 consecutive trading days

- Price triggers may be met at any time during award term but delivery of shares can occur only on the 4th, 5th, or 6th anniversary of grant date provided the price on the delivery date meets the lowest price hurdle

- Any tranche of the award that has not met stock price hurdles is forfeited on the 6th anniversary

• Dividend equivalents accumulate during the vesting period and are paid following delivery of shares

• Expense is recognized over the expected period until vesting

• Combined with the stock portion of annual bonus, greater than 50% of total annual compensation is deferred and dependent on future stock price performance

- 58% of the CEO’s total annual compensation was awarded in equity

- 57% of all other NEOs’ total annual compensation was awarded in equity

• Challenge Award grant value increased 21% for the CEO and 9% for all other NEOs as a group from 2011 to 2012

(3)	No formulas or specific performance factors are used to determine long-term incentive award recipients or to calculate individual or aggregate award values and there is no direct correlation between any particular performance measure and the size of the resulting award. For 2012 Challenge Awards, the award value was converted into a number of restricted stock units using a formula approved by the MDCC, which represents a discount to the full value of a share of BlackRock common stock on the grant date to account for the performance requirements and the risk of the award not vesting if certain price hurdle requirements are not met. The formula for this conversion is set forth in footnote 1 of the Summary Compensation Table.

The chart below displays the mix of pay elements of 2012 compensation for the CEO and other NEOs, as a group. The relative size of the pay elements within total annual compensation is consistent with BlackRock’s compensation philosophy which allows significant differentiation of compensation on a year-to-year basis and significant alignment with stockholders.

RETIREMENT, OTHER BENEFITS, AND PERQUISITES

Retirement

BlackRock provides medical, dental, life and disability benefits and retirement savings vehicles in which all eligible employees participate.

•	BlackRock makes contributions to 401(k) accounts of its NEOs on a basis consistent with other employees

•	None of the NEOs participate in any Company-sponsored defined benefit program

Other Benefits

•

Certain employees, including the NEOs, may make voluntary deferrals of all or a portion of the cash element of their annual incentive awards pursuant to the BlackRock, Inc. Voluntary Deferred Compensation Plan (the “VDCP”)

—	Elections to defer must be made no later than June 30 of the year for which the bonus is paid

—	Deferred amounts are held by BlackRock as unsecured liabilities

—	Amounts are immediately vested

—	Accounts are credited with investment returns from among 14 benchmark funds offered to eligible participants

Perquisites

Perquisites and other benefits available to NEOs are considered a reasonable part of the executive compensation program.

•	Financial planning: a financial planning perquisite is offered to NEOs

•

Investment opportunity: investment offerings may be provided without charging management or performance fees consistent with the terms offered to other employees who meet the same applicable legal requirements

•

Personal use of travel services: Messrs. Fink and Kapito are required by the Board to utilize private airplane services for all business and personal travel in the interest of protecting their personal security.

—	Named executive officers reimburse BlackRock for a portion of the cost of the airplane services

—	Transportation services are provided by BlackRock and/or third-party suppliers and are made available to its named executive officers for business and personal use

The incremental costs of these benefits are included in the “All Other Compensation” column of the Summary Compensation Table.

BlackRock does not provide tax reimbursements for any perquisites other than for Mr. Fairbairn’s transition from an expatriate assignment as described below in footnote 3 to the Summary Compensation Table.

SAY ON PAY ADVISORY VOTE AND RISK ASSESSMENT OF COMPENSATION PLANS

Say on Pay Advisory Vote

Stockholders approved our NEO compensation programs and practices at our 2012 Annual Meeting of Stockholders with 95.8% approval in the Say on Pay advisory vote

•

The Board and the MDCC reviewed the result of the Say on Pay advisory vote and in light of the outcome, decided to retain our general approach to our executive compensation program and did not make any significant changes to the program

•	BlackRock continues to examine its compensation programs and strategies to ensure alignment with its compensation principles and philosophy and stockholder interests

Risk Assessment of Compensation Plans

The compensation program for BlackRock employees is structured to avoid providing incentives for excessive or unnecessary risk taking.

•	The MDCC recognizes the risks to BlackRock and to the achievement of BlackRock’s goals that may be inherent in the compensation programs

•	BlackRock believes that its compensation plans are appropriately structured and do not pose risks that are reasonably likely to have a material adverse effect on BlackRock

The MDCC considers the following when evaluating whether employee compensation plans and policies encourage BlackRock employees to take unreasonable risks:

•	performance goals that are reasonable in light of past performance and market conditions

•	longer-term expectations for earnings and growth

•	the fact that the base salary component of the compensation program does not encourage risk taking because it is a fixed amount

•	a greater portion of annual compensation is deferred at higher levels of annual bonus and continues to be “at risk” until vesting and settlement in the future, and

•	deferred compensation delivered through equity awards vests over time, and thus, depends on the future performance of BlackRock as a whole

One of BlackRock’s primary product tools is risk management and, while employees are compensated for strong performance in their management of client assets, they are required to manage risk within the risk profiles appropriate for BlackRock’s clients.

•	BlackRock employees are not rewarded for engaging in high-risk transactions outside of established parameters

BlackRock’s compensation practices:

•	do not provide undue incentives for short-term planning or short-term financial rewards

•	do not reward unreasonable risk, and

•	provide a reasonable balance between the many and substantial risks inherent within the business of investment management, risk management and advisory services

Revenues and expenses are subject to estimates; however, they are primarily based on advised assets under management or past services and thus not subject to significant changes. The Company’s operating income, on which compensation is based, is not reliant on the Company’s seed or co-investments. While BlackRock may make seed or co-investments in its various funds alongside clients, it is not involved in proprietary trading where there would be an incentive to put BlackRock assets at risk in order to generate short-term returns.

OVERVIEW OF COMPENSATION DECISION PROCESS

The framework for pay decisions is designed to ensure that compensation is appropriately aligned with the financial performance of BlackRock while also ensuring recognition of individual leadership and operating contributions toward achieving the overall strategic priorities of the firm.

•	Compensation decisions for executive officers are made once annually with initial review beginning in December of each year

•	Final annual bonus determinations for that year, as well as equity awards made through the Challenge Award Program, are approved in January of the following year

•	This timing allows full-year business results and individual performance assessment to be considered along with other non-financial goals and objectives in the MDCC’s determination of compensation

The MDCC and the CEO review a number of factors when evaluating overall and individual compensation

•	Financial and business goals and objectives that are established at the beginning of each year provide the basis for assessment of performance for compensation decisions

•

Financial results, including, as applicable, performance against prior year and/or against budget, investment performance and other non-financial goals, are considered within the overall business environment

•

Results are viewed in the aggregate by the MDCC, without any specific weighting, and there was no direct correlation between any particular performance measure and the resulting annual or long-term incentive award

•	Compensation for NEOs is not determined by formula
•

The MDCC and the CEO exercise independent business judgment to determine individual compensation based on achievement of strategic and operating results and other considerations such as management and leadership capabilities

As described above, under “Key Elements of MDCC Review,” pay decisions are made with consideration given to the following:

•	The firm’s total annual compensation and benefits expense

—	The C&B ratio is reviewed regularly throughout the year by the MDCC and management

—	BlackRock’s C&B ratio has remained at approximately 35% through multiple market cycles

•	The firm’s total annual bonus pool

—	The size of the projected bonus pool, including cash and stock incentive awards, is reviewed throughout the year by the MDCC and the MDCC approves the final total bonus pool at year end. As part of this review, the MDCC receives actual and projected financial information throughout the year as well as final year-end information, including the C&B ratio

•

The financial information that the MDCC receives includes the current year projected income statement and other financial measures compared with prior year results and the current year budget, including the ratio of our annual compensation and benefits expense to our revenue

•

The MDCC also reviews other metrics of the Company’s performance (e.g., revenue run rate, net inflows of assets under management and investment performance), information regarding market conditions and competitive pay levels

—	The bonus pool is reviewed both in aggregate amount and as a percentage of pre-incentive operating income

—	The MDCC also regularly reviews management’s recommendation as to the percentage of pre-incentive operating income that will be accrued through the year for the cash portion of the total bonus pool

•

The accrual rate of the cash portion of the total annual bonus pool may be modified based on changes to projected pre-incentive operating income, the desired size of the total bonus pool and other factors, which themselves may be modified following review of all of the financial information discussed above under “Key Elements of MDCC Review”

—	The MDCC does not apply any particular weighting or formula to the information it reviews when determining the size of the total bonus pool or the accruals made for the cash portion of the total bonus pool

—	The total bonus pool serves as a source of “funding” for awards to employees, including NEOs

—	At the end of the year, the MDCC reviews the final full year financial information and other information of the same type as described above and approves a final total bonus pool

•

Any modifications to the accruals for the cash portion of the total bonus pool are made as necessary to reflect the final approved amounts and the equity portion of the total bonus pool is determined by applying firm-wide guidelines that award a greater portion of annual bonus in equity for higher levels of total bonus (i.e. for 2012, starting at 15% of bonuses and rising in stages to 50% of bonuses for the portion in excess of $3 million)

•

The use of these guidelines is designed to ensure a balance of stockholder and employee interests, in particular to ensure that cash bonuses are closely tied to profitability and that overall compensation and benefits costs are competitive

•	Grants of equity-based compensation

—	The stock component of annual incentive is determined based on a firm-wide deferral guideline that awards a greater portion of annual bonus in equity for higher levels of annual bonus

—	Long-term equity-based incentive awards granted under the Challenge Award program are funded and awarded separately from the total bonus pool and are determined on a subjective basis as part of the MDCC’s overall annual compensation decision

•	No formulas or specific performance factors are used to determine award recipients or to calculate individual or aggregate award values

•	There is no direct correlation between any particular performance measure and the size of the resulting award

•	The firm’s Annual Incentive Performance Plan

—	The Performance Plan operates independently of the total bonus pool

—	The Performance Plan establishes the maximum amount of annual incentive (the 162(m) Cap) that can be awarded to each NEO covered by

Section 162(m) of the Internal Revenue Code on a tax deductible basis in accordance with the requirements of Section 162(m)

—	The method for determining the aggregate 162(m) Cap as well as each individual NEO’s allocable portion of the 162(m) Cap is established by the MDCC each year

—	Maximum amounts determined by the calculation do not serve as the basis for the MDCC’s compensation decisions for our NEOs

—	The MDCC may, and typically does, exercise discretion to award less than each NEO’s individual 162(m) Cap

—	In 2012, the MDCC exercised discretion to award less than each of the NEO’s individual 162(m) Cap

Market Data

The MDCC considers market intelligence on compensation to be one of several important factors to consider in the determination of pay for the NEOs.

•	Management engages McLagan Partners, a compensation consultant that specializes in conducting proprietary compensation surveys and interpreting pay trends in the asset management industry

•	McLagan Partners’ surveys were used to analyze the competitiveness of its executive compensation programs. Survey results were:

—	Analyzed to account for differences in the scale and scope of operations between survey incumbents and BlackRock

—	Used to evaluate BlackRock’s overall competitive compensation position as well as its position by functional business and by title, and

—	Used to make comparisons on an officer-by-officer basis, where appropriate matches of position scope and responsibilities could be made and sufficient market data was available to maintain the confidentiality of all participant firms

•	The MDCC was presented with the results and analyses of the surveys and reviewed the types and mix of compensation elements offered to employees by participants in McLagan Partners’ surveys

•	When determining the appropriate competitive market data to use, the MDCC considered the size and complexity of BlackRock and the scope of individual positions

•	While market data is one factor in evaluating overall pay levels within BlackRock, individual pay decisions are primarily based on individual and Company performance

•	The MDCC does not use market data as the basis for compensation decisions

—	Information is reviewed and considered primarily to provide the MDCC with a clearer understanding of compensation practices and trends in the broader marketplace

—	As noted above, individual pay decisions are based on assessments of individual and firm performance

•

Confidentiality obligations to McLagan Partners and to its survey participants prevent BlackRock from disclosing the firms included in the surveys. Survey participants include stand-alone, publicly traded asset management companies as well as asset management organizations for which publicly available compensation data is not available.

Compensation Consultant

The MDCC directly retains Semler Brossy Consulting Group LLC (“Semler

Brossy”), a compensation consultant, to provide objective advice on the pay practices and the competitive landscape for the compensation of BlackRock’s executive officers.

•	Semler Brossy reports directly to the MDCC and interacts with Company management when necessary and appropriate in carrying out assignments

•

Semler Brossy provides services only to the MDCC in connection with its role as the MDCC’s independent consultant and does not have any other consulting engagements with, or provide any other services to, the Firm

•	The MDCC has assessed the independence of Semler Brossy and concluded that no conflict of interest exists that would prevent Semler Brossy from independently advising the MDCC

—	a written report of Semler Brossy’s own conclusion to that effect has been reviewed with the MDCC

The MDCC consulted with Semler Brossy on pay trends and emerging compensation practices among financial services firms beyond the asset management sector for general context and perspective on the industry

•	Semler Brossy reviewed the results of the competitive surveys and the firms included in the McLagan Partners’ analyses

•	Semler Brossy also reviewed publicly disclosed pay information for executive management roles within certain publicly traded asset management firms, including:

Affiliated Managers Group, Inc.	Franklin Resources, Inc.
AllianceBernstein Holding L.P.	Invesco Ltd.
Ameriprise Financial, Inc.	Legg Mason, Inc.
Bank of New York Mellon Corp.	Northern Trust Corp.
Eaton Vance Corp.	State Street Corp.
Federated Investors, Inc.	T. Rowe Price Group
—	Firms were selected because they are most similar to BlackRock in terms of size, scope and complexity among companies for which publicly available data exists

—	These firms do not provide ideal comparisons (for example they are generally smaller than BlackRock) and therefore were used only to understand pay trends among other public asset managers

—	The companies used in the McLagan Partners study (which include both public and private companies) offer more suitable comparisons for these purposes

Role of the MDCC

In accordance with NYSE rules, the MDCC consists solely of independent directors and is charged with determining and approving CEO compensation, among other responsibilities. With respect to the other NEOs listed in the Summary Compensation Table, the MDCC seeks recommendations from the CEO and approves all pay actions.

The MDCC also reviews other metrics of the Company’s performance (e.g., revenue run rate, net inflows of assets under management and investment performance).

Tax Implications

All compensation paid to the NEOs is intended to qualify as tax deductible under Section 162(m) of the Internal Revenue Code. The MDCC will, however, consider awarding compensation to NEOs that is not fully deductible under Section 162(m) of the Internal Revenue Code in cases where it is determined to be in the best interest of the Company and stockholders to do so.

•	For 2012, annual incentive awards were made to the NEOs pursuant to the Performance Plan

•	In February 2012, the MDCC established the method for calculating the aggregate Section 162(m) Cap

—	The aggregate 162(m) Cap was calculated based on a percentage of pre-incentive operating income (as adjusted per above), which was approved by the MDCC in the first quarter of the year

—	At the same time, the aggregate 162(m) Cap was allocated among specified senior executive officers, including the NEOs, establishing the individual 162(m) Caps (i.e., maximum annual incentive award amounts for each of the NEOs)
—	The MDCC reviews individual awards against the aggregate and individual 162(m) Caps to ensure deductibility

•

In determining the final annual incentive awards for each NEO, and consistent with the MDCC’s subjective decision making process, the MDCC exercised its discretion under the Performance Plan to award less than each NEO’s individual 162(m) Caps

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

The members of the MDCC during 2012 were Messrs. Komansky (Chairman), Dammerman, Gerber, Grosfeld and Maughan. No member of the MDCC was, during the fiscal year, an officer or employee, or formerly an officer or employee, involved in any related person transactions requiring disclosure in this Proxy Statement. No executive officer of BlackRock served (i) as a member of the Compensation Committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the MDCC of BlackRock, (ii) as a director of another entity, one of whose executive officers served on the MDCC of BlackRock, or (iii) as a member of the Compensation Committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of BlackRock.

REPORT OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

The following is the MDCC report to stockholders. In accordance with the rules of the SEC, this report shall not be incorporated by reference into any of BlackRock’s future filings made under the Exchange Act or under the Securities Act, and shall not be deemed to be soliciting material or to be filed under the Exchange Act or the Securities Act.

Management Development and Compensation Committee

Report on Executive Compensation for Fiscal Year 2012

The MDCC has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

MEMBERS OF THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

David H. Komansky, Chairman

Dennis D. Dammerman

Murry S. Gerber

James Grosfeld

Sir Deryck Maughan

Summary of Compensation

The following Summary Compensation Table sets forth information concerning compensation provided by BlackRock for the years indicated to the named executive officers.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2) (Fair Value of Awards)	All Other Compensation ($)(3)	Total ($)
Laurence D. Fink	2012	$500,000	$8,600,000	$10,944,051	$187,350	$20,231,401
Chairman and Chief	2011	$500,000	$8,125,000	$13,060,606	$192,250	$21,877,856
Executive Officer	2010	$500,000	$10,175,000	$12,805,446	$358,828	$23,839,274

Robert S. Kapito	2012	$400,000	$6,520,000	$8,290,147	$216,605	$15,426,752
President	2011	$400,000	$6,225,000	$10,126,442	$220,380	$16,971,822
	2010	$400,000	$8,010,200	$9,833,796	$62,050	$18,306,046

Charles S. Hallac	2012	$350,000	$3,612,000	$4,786,285	$39,040	$8,787,825
Senior Managing	2011	$350,000	$3,475,000	$5,611,725	$17,250	$9,453,975
Director and Chief Operating Officer	2010	$300,000	$4,275,000	$5,400,666	$11,350	$9,987,016

Robert W. Fairbairn	2012	$350,000	$2,075,000	$3,575,110	$922,718	$6,922,828
Senior Managing Director

Ann Marie Petach	2012	$450,000	$1,225,000	$1,856,562	$41,605	$3,573,167
Senior Managing	2011	$450,000	$1,225,000	$2,126,234	$45,380	$3,846,614
Director and Chief Financial Officer(4)	2010	$450,000	$1,637,500	$2,145,470	$11,350	$4,244,320

(1)	These amounts represent the cash portion of discretionary annual bonuses for the respective periods awarded pursuant to the Performance Plan. To secure the deductibility of annual incentive awards (including cash bonuses) awarded to the named executive officers, each named executive officer’s total incentive award is awarded under the Performance Plan, which permits deductibility of compensation paid to the named executive officers under Section 162(m) of the Internal Revenue Code. Satisfaction of the performance criteria under the Performance Plan determines only the maximum amount of incentive compensation that may be awarded to named executive officers for the fiscal year. The amount of incentive compensation awarded to each named executive officer in January 2013 (for fiscal year 2012) was based on subjective criteria, as more fully described under the caption “Compensation Discussion and Analysis” and was less than the portion of the performance-based bonus pool available for awards to each named executive officer under the Performance Plan.

As described under the caption “Compensation Discussion and Analysis,” on January 18, 2013, Messrs. Fink, Kapito, Hallac and Fairbairn and Ms. Petach were awarded restricted stock units as part of their discretionary annual bonuses for the 2012 fiscal year. These awards had grant date values of $7,650,000, $5,570,000, $2,662,500, $1,125,000 and $525,000, respectively, based on the average of the high and low prices per share of BlackRock common stock on January 18, 2013, of $232.63. Additionally, Messrs. Fink, Kapito, Hallac and Fairbairn and Ms. Petach received discretionary Challenge Awards consisting of restricted stock unit awards with grant date values of $4,750,000, $3,750,000, $2,750,000, $2,175,000 and $1,325,000, respectively. The number of units granted as Challenge Awards was determined by dividing the individual’s award value by the average of the high and low prices on January 18, 2013 and multiplying the result by 1.8352. The conversion premium was derived by an independent third party using a fair value calculation based on a Monte Carlo methodology that accounts for the performance requirements and the risk of the award not vesting if prescribed performance requirements are not met. Additional detail regarding the Challenge Awards is included under the caption, “Compensation Discussion and Analysis.”
(2)	Reflects the grant date fair value of awards made during each calendar year as determined pursuant to FASB ASC Topic 718. For complete valuation assumptions of the awards, see Note 13 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012.
(3)	For Messrs. Fink, Kapito, Hallac and Fairbairn and Ms. Petach, $12,350, $12,350, $12,350, $5,000 and $12,350, respectively, was attributable to contributions made by BlackRock under its defined contribution (401(k)) plan in 2012. For Messrs. Kapito, Hallac and Fairbairn and Ms. Petach, $29,255, $26,690, $25,748 and $29,255, respectively, was attributable to financial planning services. Other than amounts related to the employer contribution to the 401(k) plan and amounts relating to the provision of financial services, the amounts set forth in the table above reflect payments made to Mr. Fairbairn related to the completion of an expatriate assignment and his transition to the United States from the United Kingdom, which included the following: housing and utilities reimbursement of $404,364; reimbursement of education costs for dependents of $102,550; supplementary life insurance premium of $16,965; tax gross-ups for reimbursements relating to housing, utilities and home travel costs of $322,058; and reimbursement of costs for tax preparation services provided to Mr. Fairbairn and home travel costs. In 2012, $175,000 and $175,000 were attributable to personal use by Messrs. Fink and Kapito, respectively, of aircraft services that BlackRock obtained from a third party supplier, and these amounts reflect the incremental cost to BlackRock to obtain the aircraft services, net of amounts reimbursed by the executive officer. Messrs. Fink and Kapito are required by the Board to utilize these airplane services for all business and personal travel in the interest of protecting their personal security. For more information regarding perquisites, see “Compensation Discussion and Analysis—Retirement, other benefits, and perquisites.”
No Nonqualified Deferred Compensation Earnings were determined to be above-market. None of the named executive officers participate in any BlackRock defined benefit pension plans.
(4)	Ms. Petach is expected to transition from the position of Chief Financial Officer of BlackRock to the firm’s Client Solutions business on or about May 9, 2013, but served as Chief Financial Officer for all of 2012.

2012 Grants of Plan-Based Awards

The following table sets forth information concerning non-equity and equity incentive plan-based compensation provided by BlackRock in 2012 to our named executive officers.

Name	Grant Date(1)	Date of Committee Action		All Other Stock Awards: Number of Shares or Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards
Laurence D. Fink	01/20/2012	01/17/2012	(2)	39,056	$7,174,978
	01/20/2012	01/17/2012	(3)	32,766	$3,769,073

Robert S. Kapito	01/20/2012	01/17/2012	(2)	28,713	$5,274,865
	01/20/2012	01/17/2012	(3)	26,213	$3,015,281

Charles S. Hallac	01/20/2012	01/17/2012	(2)	13,744	$2,524,910
	01/20/2012	01/17/2012	(3)	19,659	$2,261,375

Robert W. Fairbairn	01/20/2012	01/17/2012	(2)	5,783	$1,062,395
	01/20/2012	01/17/2012	(3)	21,844	$2,512,715

Ann Marie Petach	01/20/2012	01/17/2012	(2)	2,857	$524,859
	01/20/2012	01/17/2012	(3)	11,577	$1,331,702

(1)	Grant date is the date on which approved award values were converted to a number of restricted shares or restricted stock units based on the average of the high and low prices of BlackRock common stock on that date.
(2)	These January 20, 2012 awards represent grants of restricted shares awarded to Messrs. Fink, Kapito, Hallac and Fairbairn and Ms. Petach as part of their 2011 bonus awards, and represent the stock portion of such annual bonuses. These restricted shares vest one-third on each anniversary of January 31, 2012.
(3)	These January 20, 2012 awards represent Challenge Awards to Messrs. Fink, Kapito, Hallac and Fairbairn and Ms. Petach as part of their 2011 bonus awards. Award values are converted into a number of units using the grant price ($183.71), which represents an average of the high and low price of BlackRock common stock on January 20, 2012 (two trading days following earnings release), and a conversion premium of 1.6052, as determined by an independent, third party valuation model. The award is split into three equal tranches, with one tranche subject to a stock price hurdle at 15% ($211.266), the second tranche subject to a stock price hurdle at 25% ($229.637) and the third tranche subject to a stock price hurdle at 35% ($248.008), in each case above the grant date price of $183.71. Each applicable hurdle must be met for 20 consecutive trading days in order for the related tranche of units to be eligible to vest. The hurdles may be met at any time during the award term, but the delivery of shares may only occur on the 4th, 5th, or 6th anniversary of the grant date, provided that the share price on the applicable delivery date meets the 15% threshold hurdle ($211.266). Any tranche of the award that has not met the applicable stock price hurdles will be forfeited on the 6th anniversary of the grant date.

2012 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding option awards and unvested stock awards held by our named executive officers as of December 31, 2012.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Laurence D. Fink	01/31/2007	364,313	(2)	$167.76	1/31/2017	—		—
	01/29/2010	—		—	—	12,344	(3)	$2,551,628
	01/27/2011	—		—	—	30,688	(3)	$6,343,516
	01/27/2011	—		—	—	18,712	(4)	$3,867,958
	01/20/2012	—		—	—	39,056	(3)	$8,073,266
	01/20/2012	—		—	—	32,766	(5)	$6,773,060
Robert S. Kapito	01/31/2007	210,109	(2)	$167.76	1/31/2017	—		—
	01/29/2010	—		—	—	9,235	(3)	$1,908,967
	01/27/2011	—		—	—	23,486	(3)	$4,854,791
	01/27/2011	—		—	—	14,969	(4)	$3,094,242
	01/20/2012	—		—	—	28,713	(3)	$5,935,264
	01/20/2012	—		—	—	26,213	(5)	$5,418,489
Charles S. Hallac	01/31/2007	126,087	(2)	$167.76	1/31/2017	—		—
	01/29/2010	—		—	—	3,848	(3)	$795,420
	01/27/2011	—		—	—	11,061	(3)	$2,286,419
	01/27/2011	—		—	—	11,227	(4)	$2,320,733
	01/20/2012	—		—	—	13,744	(3)	$2,841,022
	01/20/2012	—		—	—	19,569	(5)	$4,063,712
Robert W. Fairbairn	01/29/2010	—		—	—	1,943	(3)	$401,638
	01/27/2011	—		—	—	5,522	(3)	$1,141,453
	01/27/2011	—		—	—	13,098	(4)	$2,707,488
	01/20/2012	—		—	—	5,783	(3)	$1,195,404
	01/20/2012	—		—	—	21,844	(5)	$4,515,373
Ann Marie Petach	01/29/2010	—		—	—	678	(3)	$140,149
	01/27/2011	—		—	—	2,661	(3)	$550,055
	01/27/2011	—		—	—	6,549	(4)	$1,353,744
	01/20/2012	—		—	—	2,857	(3)	$590,570
	01/20/2012	—		—	—	11,577	(5)	$2,393,082

(1)	Amounts reflect the year-end value of restricted stock or restricted stock unit awards, based on the closing price of $206.71 per share of BlackRock common stock on December 31, 2012.
(2)	Amounts reflect long-term incentive plan option awards that vested on September 29, 2011.
(3)	These restricted shares vest as to one-third on January 31 in each of the three years after the grant date.
(4)	These restricted shares vest on January 31, 2014.
(5)	These Challenge Award restricted stock units require that separate 15%, 25% and 35% share price appreciation hurdles be achieved during the six-year term of the awards in order for each respective tranche to be delivered. Awards are eligible to be earned and paid if price conditions are met on the fourth, fifth and sixth anniversary of the grant date, provided the price on the delivery date meets the lowest price hurdle. See footnote 3 to the 2012 Grants of Plan-Based Awards Table for additional details regarding these awards. As of December 31, 2012, none of the price hurdles had been met.

2012 Option Exercises and Stock Vested

The following table sets forth information concerning the number of shares acquired and the value realized by our named executive officers during the fiscal year ended December 31, 2012 on the exercise of options or the settlement of restricted stock and restricted stock units.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Laurence D. Fink	375,633	$57,074,473	51,249	$9,389,842
Robert S. Kapito	175,000	$25,543,875	38,986	$7,143,015
Charles S. Hallac	75,000	$11,263,980	18,599	$3,407,709
Robert W. Fairbairn	—	—	11,240	$2,059,393
Ann Marie Petach	—	—	5,213	$955,126

(1)	Based on the market price per share of BlackRock common stock on the applicable exercise dates (and prior to tax withholding).
(2)	Value realized reflects the closing price per share of BlackRock common stock on the applicable vesting dates.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Laurence D. Fink	—	—	$153,446	—	$1,206,248
Robert S. Kapito	—	—	$10,540	—	$197,291
Charles S. Hallac	—	—	$13,712	—	$138,154
Robert W. Fairbairn	—	—	—	—	—
Ann Marie Petach	—	—	—	—	—

(1)	Includes earnings on balances in the Voluntary Deferred Compensation Plan (the “VDCP”).

Voluntary Deferred Compensation Plan

Effective January 2002, BlackRock adopted the VDCP, which allows participants to elect to defer between 1% and 100% of the cash element of their annual incentive compensation that is not mandatorily deferred under another arrangement. Elections to defer must be made no later than June 30 of the year for which the bonus is paid. The participants must specify a deferral period of up to ten years. Deferred amounts are held by

BlackRock as unsecured assets and participants may, from time to time, elect to have their deferred account credited with future investment returns from among 14 benchmark funds. The benchmark investments available for the named executive officers are the same as those for all other participants. Deferred amounts and any benchmark returns are vested at the time of deferral or crediting, as applicable, under the VDCP.

Potential Payments Upon Termination or Change in Control

As described previously, the named executive officers do not have employment, severance or change of control agreements with BlackRock. If any of the named executive officers experience a termination of employment with BlackRock, certain of their outstanding restricted stock units may be subject to accelerated vesting and payment, outstanding options may be subject to specified exercise periods, and VDCP balances will be paid out, in each case as described below.

The estimated amounts payable to our named executive officers relating to their outstanding restricted stock unit awards as a result of a qualifying termination of employment with BlackRock on December 31, 2012 can be found under the column, “Market Value of Shares or Units of Stock That Have Not Vested,” in the 2012 Outstanding Equity Awards at Fiscal Year-End Table, in accordance with the terms described below, except with respect to the Challenge Awards granted on January 20, 2012 in the event of involuntary termination not for cause, for which no amounts would have been payable as of December 31, 2012. The amounts reflected therein are based on the closing price of BlackRock common stock on December 31, 2012 ($206.71). If the amounts were calculated using a different price, the amounts could be significantly different. In addition, Messrs. Fink, Kapito, Hallac and Fairbairn and Ms. Petach would receive approximately $480,769, $384,615, $336,538, $255,769 and $103,846, respectively, under BlackRock’s Severance Plan in the event of involuntary termination not for cause by BlackRock, assuming such benefits were triggered on December 31, 2012.

Restricted Stock and Restricted Stock Unit Awards Granted as Part of Annual Incentive Awards

There are no change of control provisions associated with outstanding restricted stock and restricted stock unit awards. The restricted stock and restricted stock unit awards granted to our named executive officers may be subject to accelerated vesting and settlement as follows:

•	In the case of death, such awards will vest and be settled immediately

•

In the event of total disability or involuntary termination not for cause (as such terms are defined in the applicable award agreements), such awards will continue to vest and be settled in accordance with their original grant terms for one year following such termination. At the one-year anniversary of such termination, all remaining unvested and unsettled awards will vest and be settled; provided, that the named executive officer has complied with covenants agreed to upon hire and contained in the award agreement.

•

In the event of a qualified retirement, awards will continue to vest and be settled in accordance with their original grant terms for one year following the qualified retirement. At the one-year anniversary of the qualified retirement, all remaining unvested and unsettled awards will vest and be paid; provided, that the named executive officer has complied with covenants agreed to upon hire and contained in the award agreement. “Qualified retirement” refers to a voluntary termination of employment with a combined age and length of service totaling 65, subject to a minimum age of 55, a minimum of three years’ service and one-year’s advance written notice of the intention to retire. As of December 31, 2012, Messrs. Fink and Kapito were the only named executive officers eligible for qualified retirement, neither of whom has provided notice of an intention to retire.

•	In the event of voluntary termination in the absence of qualified retirement or in the case of a termination for cause, all unvested awards will be forfeited

Restricted Stock Unit Awards Granted as Challenge Awards

There are no change of control provisions associated with the restricted stock unit awards granted as Challenge Awards.

Furthermore, the restricted stock unit awards granted as Challenge Awards are not subject to accelerated vesting and settlement upon termination. Instead, the Challenge Awards are subject to the following treatment:

•	In the case of death, awards will continue to vest and be settled in accordance with their original grant terms for the full term of the award

•

In the event of total disability (as defined in the applicable award agreement), awards will continue to vest and be settled in accordance with their original grant terms for the full term of the award; provided, that the named executive officer has complied with covenants agreed to upon hire and contained in the award agreement.

•

In the event of an involuntary termination not for cause, any portion of the award that has achieved its respective price hurdle as of the date of termination remains eligible for vesting and settlement for the full term of the award; provided, that the named executive officer has complied with covenants agreed to upon hire and contained in the award agreement. Any remaining portion of the award that has not achieved its respective price hurdle as of the date of termination will be immediately forfeited.

•

In the event of a qualified retirement, awards will continue to vest and be settled in accordance with their original grant terms for the full term of the award; provided, that the named executive officer has complied with covenants agreed to upon hire and contained within the award agreement. “Qualified retirement” refers to the voluntary termination of employment with a combined age and length of service totaling 65, subject to a minimum age of 55, a minimum of three years’ service and one-year’s advance written notice of the intention to retire. As of December 31, 2012, Messrs. Fink and Kapito were the only named executive officers eligible for qualified retirement, neither of whom has provided notice of an intention to retire.

•	In the event of voluntary termination in the absence of qualified retirement or in the case of a termination for cause, all unvested awards will be forfeited

Long-Term Incentive Award Options

There are no change of control provisions associated with the long-term incentive award options. Such options granted to our named executive officers are all fully vested, but are subject to special treatment upon certain terminations of employment, as follows:

•	In the case of death, all such outstanding options will remain exercisable for one year from the date of death

•

In the event of total disability (as defined in the applicable award agreement), all such outstanding options will remain exercisable for three years following the termination for disability; provided that the named executive officer has complied with covenants agreed to upon hire and contained in the award agreement

•

In the event of a qualified retirement (as defined in the applicable award agreement), all such outstanding options will remain exercisable for three years following the qualified retirement; provided that the named executive officer has complied with covenants agreed to upon hire and contained in the award agreement

•	In the event of a voluntary or involuntary termination not for cause (as defined in the applicable award agreement), all such outstanding options will remain exercisable for 90 days following the termination; provided that the named executive officer has complied with covenants agreed to upon hire and contained in the award agreement

•	In the event of a termination for cause, the option award will terminate upon the termination

Notwithstanding the described treatment above, in no case are the options exercisable after their stated expiration dates.

Deferred Compensation

Deferred amounts credited to named executive officers under the VDCP are vested at the time of deferral. All balances for the named executive officers as of December 31, 2012 are reflected in the Nonqualified Deferred Compensation Table. Upon termination of employment, any VDCP plan balances will be paid to the named executive officers.

2012 DIRECTOR COMPENSATION

The table below sets forth the elements of director compensation provided by BlackRock in 2012.

Board Service
Board Annual Retainer (1)	$75,000
Annual Restricted Stock Units (2)(3)	$100,000
Board Meeting Fees (1)	$1,500

Committee Service
Committee Meeting Fees (1)	$1,500

Committee Annual Retainer (1)	Chair		Member
Audit	$30,000		$15,000
MDCC	$20,000		$10,000
Nominating and Governance	$25,000	(4)	$5,000
Risk (3)	$15,000		$5,000

(1)	Retainers and meeting fees are paid in January, April, July and October, based on service during the prior quarter.
(2)	Annual award granted on the last day of the first quarter of each year to all directors serving on that date and delivered on the earlier of (i) the third anniversary of the date of grant and (ii) the date such director ceases to be a member of the Board of Directors.
(3)	In November 2012, the MDCC approved a change to the above-described annual restricted stock unit grants, increasing the grant to a fair value of $150,000 on the last day of the first quarter of the year, and also set compensation for directors serving on the Risk Committee as set forth above.
(4)	Based on the combination of the roles of the lead independent director and the chairmanship of the Nominating and Governance Committee.

Directors in 2012 who were also employees of BlackRock or designees of Bank of America/Merrill Lynch, PNC or Barclays during the time that they served as directors in 2012 are not listed in the below table because they did not receive compensation for serving as directors or committee members. In 2012, directors who were not employees of BlackRock or designees of Bank of America/Merrill Lynch or PNC each received the amounts set forth in the below table and were also reimbursed for reasonable travel and related expenses. Each Director who received compensation received at least $25,000 of his or her annual retainer, or a pro rata portion thereof in the event that a director’s service is less than a full year, in the form of BlackRock common stock valued at an equivalent fair market value. In addition, each director who received compensation had the right to elect to receive BlackRock common stock valued at an equivalent fair market value in lieu of all or a portion of his or her annual retainers in excess of $25,000. As indicated below, half of the directors elected to receive all of their annual retainers in the form of BlackRock common stock.

Name	Fees Earned or Paid in Cash ($)	Fees Awarded in Stock ($)(1)(2)	Total ($)
Abdlatif Y. Al-Hamad	—	$201,489	$201,489
Mathis Cabiallavetta	$85,338	$142,587	$227,924
Dennis D. Dammerman	—	$236,487	$236,487
Jessica P. Einhorn (3)	$29,501	$12,442	$41,943
Fabrizio Freda (4)	—	$25,425	$25,425
Murry S. Gerber	$113,003	$124,863	$237,866
James Grosfeld	—	$219,973	$219,973
David H. Komansky	$92,503	$124,863	$217,366
Deryck Maughan	—	$210,543	$210,543
Thomas H. O’Brien	$105,253	$125,068	$230,321
Ivan G. Seidenberg	—	$227,584	$227,584
Marco Antonio Slim Domit	—	$191,445	$191,445
John S. Varley	$74,753	$124,863	$196,616
Susan L. Wagner (5)	$17,001	$6,201	$23,202

(1)	Includes the annual restricted stock unit grants to each director of 488 restricted stock units of BlackRock with a grant date fair value of $100,000 pursuant to FASB ASC Topic 718. For complete valuation assumptions of the awards, see Note 13 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012. As of December 31, 2012, each non-employee director had the following outstanding restricted stock units: 1,444 shares for each of Messrs. Al-Hamad, Cabiallavetta, Dammerman, Gerber, Grosfeld, Komansky, Maughan and O’Brien; 985 shares for Mr. Seidenberg; and 488 shares for each of Messrs. Slim and Varley.
(2)	Includes the shares of common stock granted on March 30, June 29, September 28 and December 31, 2012, respectively, based on closing market prices on such dates of $204.90, $169.82, $178.30 and $206.71, respectively, awarded in respect of board annual retainer and meeting fees. The entire expense for these awards was recorded on the date of grant.
(3)	Ms. Einhorn was elected to the Board of Directors and began her term on July 26, 2012.
(4)	Mr. Freda was elected to the Board of Directors on July 26, 2012. Mr. Freda began his term as a director on October 3, 2012.
(5)	Ms. Wagner was elected to the Board of Directors on June 20, 2012. Ms. Wagner began her term as a director on October 3, 2012.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of December 31, 2012, relating to BlackRock equity compensation plans pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares of BlackRock common stock may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities available for issuance under equity compensation plans (excluding securities reflected in first column)
Approved
BlackRock, Inc. 1999 Stock Award and Incentive Plan	7,296,276	(1)	$167.76	(2)	5,447,427
Amended and Restated BlackRock, Inc. Employee Stock Purchase Plan	—		N/A		684,567	(3)

Total Approved by Stockholders	7,296,276				6,131,994

Not Approved
None	—		N/A		—

Total Not Approved by Stockholders	—		N/A		—

Total	7,296,276				6,131,994

(1)	Included 1,099,909 shares issuable under options and 6,196,367 shares in restricted stock and restricted stock units. 1,517,237 shares remained available for contribution by PNC pursuant to the share surrender agreement with BlackRock and PNC to settle awards outstanding under this Plan and for future BlackRock stock grants under any other plan in accordance with the terms of the share surrender agreement. Since February 2009, these shares were held by PNC as Series C participating convertible preferred stock.
(2)	Represents weighted average exercise price on options only.
(3)	The Amended and Restated BlackRock, Inc. Employee Stock Purchase Plan became effective in January 2007 and replaced the prior plan which was suspended in August 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, Section 16 officers and persons who own more than 10% of a registered class of BlackRock’s equity securities, to file reports of holdings of, and transactions in, BlackRock shares with the SEC and the NYSE. To the best of BlackRock’s knowledge, based solely on copies of such reports and representations from these reporting persons, we believe that in 2012, our directors, Section 16 officers and 10% holders met all applicable SEC filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Bank of America and its Subsidiaries

On September 29, 2006, Merrill Lynch contributed the entities and assets that constituted its investment management business, MLIM, to BlackRock (the “MLIM Transaction”) in exchange for common and non-voting preferred stock such that immediately after the closing of the MLIM Transaction, Merrill Lynch held approximately 45.0% of BlackRock’s common stock outstanding and an economic ownership of approximately 49.3% on a fully diluted basis. On January 1, 2009, Bank of America acquired Merrill Lynch. Through a series of transactions concluding in June 2011, Merrill Lynch and its affiliates disposed of their equity interests in BlackRock and, to our knowledge, no longer beneficially own any material amount of BlackRock’s voting common stock or outstanding capital stock.

Thomas K. Montag, Co-Chief Operating Officer of Bank of America, continues to serve as a director of BlackRock.

Global Distribution Agreement with Merrill Lynch

On September 29, 2006, BlackRock entered into a global distribution agreement with Merrill Lynch. This agreement was amended and restated on July 16, 2008 and again on November 15, 2010 and all descriptions of the agreement in this Proxy Statement reflect the agreement as amended and restated. The global distribution agreement provides a framework under which Merrill Lynch distributes BlackRock’s investment advisory products (including those of the former MLIM business). The total amount expensed by BlackRock during 2012 relating to Merrill Lynch distribution and servicing of products covered by the global distribution agreement, including mutual funds, separate accounts, liquidity funds, alternative investments and insurance products, was approximately $191.0 million. In addition, BlackRock recorded other revenue of $900,000 related to fees for certain Merrill

Lynch products pursuant to the global distribution agreement.

Pursuant to the global distribution agreement, Merrill Lynch has agreed to cause each of its distributors to continue distributing BlackRock covered products and covered products of the former MLIM business that it distributed as of the date of the global distribution agreement on the same economic terms as were in effect on the date of the global distribution agreement or as the parties otherwise agree. For new covered products introduced by BlackRock to Merrill Lynch for distribution that do not fall within an existing category, type or platform of covered products distributed by Merrill Lynch, the Merrill Lynch distributors must be offered the most favorable economic terms offered by BlackRock to other distributors of the same product. If a covered product that does not fall within an existing category, type or platform of covered products distributed by Merrill Lynch becomes part of a group or program of similar products distributed by the Merrill Lynch distributors, some of which are sponsored by managers other than BlackRock, the economic terms offered by Merrill Lynch distributors to BlackRock for the distribution of such covered products must be at least as favorable as the most favorable economic terms to which any such product is entitled. The economic terms of covered products distributed by Merrill Lynch will remain in effect until at least January 1, 2014, except as the parties otherwise agree or as permitted by the global distribution agreement. The term of the global distribution agreement expires on January 1, 2014, and the agreement will automatically renew for one additional three-year term, subject to certain conditions and, thereafter, for such annual or other periods as the parties may agree.

Sales Incentive Restrictions

Merrill Lynch may not, and must cause its distributors not to, provide its sales force with economic incentives for the sale of products that compete with covered products of

BlackRock that are any greater than the sales incentives provided to the BlackRock covered products. However, no Merrill Lynch distributor is prohibited from selling products that provide for different rates of sales load, or placement, Rule 12b-1 or other related fees.

Product Availability

During the term of the global distribution agreement, BlackRock must permit each Merrill Lynch distributor to distribute covered products of the former MLIM business, on a basis not less favorable than they were distributed by such Merrill Lynch distributor prior to BlackRock’s acquisition of MLIM or as the parties otherwise agree. For any other covered product in which a Merrill Lynch distributor expresses an interest to BlackRock, upon request of such distributor, BlackRock must use all commercially reasonable efforts to cause each such Merrill Lynch distributor to have the right to distribute such products on a basis not less favorable than that on which any Merrill Lynch distributor distributed comparable covered products of the former MLIM business in the channel in question or other products that would generally be viewed as competitive with such covered products.

New Products

Merrill Lynch must, upon notice from BlackRock, subject to applicable law, standards and practices, use all commercially reasonable efforts to provide distribution services and access to Merrill Lynch distributors for any new covered product on terms in accordance with the global distribution agreement. However, neither Merrill Lynch nor any Merrill Lynch distributor may require BlackRock to offer any new covered products, or limit BlackRock from developing or launching any new covered products.

Transition Services Agreement with Merrill Lynch

On September 29, 2006, BlackRock entered into a transition services agreement with Merrill Lynch and its controlled affiliates to allow BlackRock to transition from relying on Merrill Lynch for various functions for the former MLIM business to using BlackRock’s own systems and to allow Merrill Lynch to transition from relying on the former MLIM business for various functions to using Merrill Lynch’s own systems. The services provided in the 12 months prior to September 29, 2006 continue to be provided at the same general standard of service as they were provided prior to September 29, 2006, until such time as the service recipient is able to provide such services (or a substitute) on its own. The pricing for such services is required to be consistent with historical practices. The total amount expensed by BlackRock for transition services payable to Merrill Lynch in 2012 was $3.1 million.

Other Transactions with Bank of America and its Subsidiaries

In addition to the arrangements set forth pursuant to the global distribution agreement and transition services agreement, BlackRock provides investment advisory and administration services to Merrill Lynch and certain other Bank of America subsidiaries and separate accounts for a fee based on AUM. The amount of investment advisory and administration fees earned from Merrill Lynch and other Bank of America subsidiaries in relation to these services in 2012 totaled $46.7 million.

On March 10, 2011, BlackRock and certain of its subsidiaries entered into a five-year $3.5 billion unsecured revolving credit facility (the “Credit Facility”), including a $1.0 billion letter of credit subfacility and a $250 million swingline subfacility, for which Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. (“Barclays Capital”) and several other financial institutions serve as joint lead arrangers and joint bookrunners and for which Bank of America, Barclays Bank PLC (“Barclays”) and several other financial institutions serve as documentation agents. BlackRock’s obligations under the Credit Facility are unsecured and are not guaranteed by any of its subsidiaries. All obligations of any subsidiary borrower under the Credit Facility are guaranteed by BlackRock. On March 30, 2012, the Credit Facility was amended to extend the maturity date by one year to March 2017, and in April 2012, the amount of the aggregate commitment was increased to $3.785 billion. On March 28, 2013, the Credit Facility was further amended to extend the maturity date by one additional year to March 2018 and to increase the amount of the aggregate commitment to $3.990 billion. Bank of America is a lender under the Credit Facility, with a commitment of $255 million as of December 31, 2012, which remained the same after giving effect to the March 2013 amendment. Bank of America and its affiliates received approximately $280,000 in fees in connection with the Credit Facility in 2012. BlackRock had $100 million outstanding under the Credit Facility as of December 31, 2012.

An affiliate of Bank of America acted as a joint book-running manager in connection with the secondary offering of BlackRock’s common stock in May 2012 and acted as an underwriter in connection with BlackRock’s senior notes offering in May 2012. Bank of America and its affiliates received approximately $7.8 million and $184,000, respectively, in fees in connection with these transactions.

On October 14, 2009, BlackRock entered into a commercial paper program (the “Commercial Paper Program”) under which BlackRock may issue unsecured commercial paper notes on a private placement basis up to a maximum aggregate amount outstanding at any time of $3 billion. Barclays Capital, Banc of America Securities LLC and two other financial institutions are dealers under the Commercial Paper Program and may, pursuant to their respective commercial paper dealer agreements with BlackRock, either purchase from BlackRock or arrange for the sale by BlackRock of notes pursuant to an exemption from federal and state securities laws. On May 13, 2011, BlackRock increased the maximum aggregate amount that may be borrowed under the Commercial Paper Program to $3.5 billion. On May 17, 2012, BlackRock further increased the maximum aggregate amount that may be borrowed under the Commercial Paper Program to $3.785 billion.

In connection with the MLIM Transaction, Merrill Lynch agreed to provide reimbursement to BlackRock for employee incentive awards issued to former MLIM employees who became BlackRock employees. Reimbursements will amount to 50% of the total amount of awards to former MLIM employees between $100 million and $200 million. BlackRock has issued total eligible incentive compensation to qualified employees in excess of $200 million, and in 2012, Merrill Lynch reimbursed $7.0 million to BlackRock pursuant to this agreement.

BlackRock provides risk management analytic advisory services to Merrill Lynch for which it received an annual fee of $1.0 million.

BlackRock incurred expenses of $6.7 million for launch costs to Merrill Lynch for new closed-end funds in 2012.

In 2012, BlackRock paid $21.0 million to Merrill Lynch and affiliates related to sales commissions for certain distribution financing arrangements to receive certain cash flows from sponsored open-end mutual funds sold without a front-end sales charge. Such sales commissions are generally capitalized by BlackRock at the time of payment and are subsequently amortized over periods ranging from one to six years.

In addition, BlackRock incurred expenses of $9.9 million for transfer agent services provided by Merrill Lynch for certain international products and paid $3.0 million for service fees related to certain institutional clients in 2012. BlackRock also incurred expenses for marketing and promotional activities with Merrill Lynch, primarily joint training sessions, of $2.9 million in 2012.

BlackRock has retrocession contracts with Bank of America/Merrill Lynch for various mutual fund distribution services to be performed on behalf of certain non-U.S. based funds managed by BlackRock. BlackRock paid approximately $89.9 million to Bank of America/Merrill Lynch for such arrangements in 2012.

An affiliate of Bank of America acts as administrator for BlackRock’s retirement savings and deferred compensation plans, for which BlackRock paid Bank of America approximately $570,000 in 2012.

In the ordinary course of business, Bank of America and its subsidiaries provide additional distribution and marketing support services to BlackRock in order to promote the sale of its funds.

Transactions between BlackRock Funds and Client Accounts and Bank of America and its Subsidiaries

From time to time in the ordinary course of our business, acting predominantly as agent for its clients, BlackRock effects transactions in securities and other financial assets with Bank of America and its subsidiaries. The amount of compensation or other value received by Bank of America in connection with those transactions is dependent on the capacity in which it participates in each of them, as principal or agent for other principals, and the type of security or financial asset involved. Bank of America or its subsidiaries may also act as the underwriter of securities purchased by BlackRock managed funds and accounts. For transactions in equity securities in which Bank of America or its subsidiaries acts as a broker for BlackRock, a transaction commission is normally charged. The estimated amount of net commissions generated in favor of Bank of America in 2012 was approximately $42.4 million. Bank of America (including its subsidiaries) was among one of BlackRock’s many fixed income trading counterparties in 2012. Fixed income and certain other securities and financial assets are typically not traded on a commission basis and accordingly, the amounts earned by Bank of America and its subsidiaries on such transactions cannot be determined.

Bank of America and its affiliates also act from time to time in the ordinary course of business as the prime clearing broker for certain of BlackRock’s hedge funds and funds of funds. Additionally, Bank of America or its subsidiaries may from time to time in the ordinary course of business make loans to funds or separately managed accounts or commit to make future loans on substantially the same terms as those prevailing at the time for comparable loans to third parties and may enter into caps, hedges or swaps in connection with such loans. BlackRock may be an investor in or co-investor alongside these funds and accounts.

Merrill Lynch and certain other Bank of America affiliates (together with affiliates of Wachovia Corporation) were co-arrangers of the permanent financing to the funds that acquired the Peter Cooper Village and Stuyvesant Town apartment complex in New York City in November 2006. As of December 31, 2012, approximately $4.4 billion of this financing, including a $3.0 billion senior loan and mortgage, remained outstanding, excluding accrued interest. As of December 31, 2012, BlackRock owned a 50% interest in the general partner of the funds and had also made a minority equity investment in the funds. These financings were established in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable loans. Following a default on such financing in January 2010, the special servicer representing the senior lenders of this financing commenced an action to foreclose the senior loan and mortgage on February 16, 2010. In addition, the senior lenders have obtained ownership of certain mezzanine debt secured by ownership interests in the borrower of the mortgage on which the funds have also defaulted. Accordingly, the lenders have the ability to foreclose on such ownership interests and thus acquire indirect ownership of the apartment complex. Either such foreclosure will, upon completion, eliminate the interest of the funds in the apartment complex.

BlackRock products and client accounts also enter into a variety of other arrangements with Bank of America and its affiliates on an arm’s length basis in the ordinary course of business. Such arrangements include, but are not limited to, serving as custodian, trustee or transfer agent or providing principal protection warranties as well as book value protection and co-administration, sub-administration, fund accounting, networking, leases of office space to Bank of America or its subsidiaries, bank account arrangements, derivative transactions, letters of credit, securities lending, distribution, loan servicing and other administrative services for BlackRock-managed funds and accounts. In certain instances, the fees that may be incurred by BlackRock funds or other products are capped at a fixed amount. In certain cases, BlackRock may be responsible for payment of fees incurred in excess of such caps and such amounts would be reflected in the fees for administrative services described above. Additionally, Bank of America or its subsidiaries or affiliates may invest in BlackRock funds or other products or buy or sell assets to or from BlackRock funds and separate accounts.

PNC and its Subsidiaries

As of March 31, 2013, PNC beneficially owned approximately 20.8% of BlackRock’s common stock outstanding.

James E. Rohr, the Chairman and Chief Executive Officer of PNC, and William S. Demchak, President of PNC, serve as directors of BlackRock. (On April 23, 2013, Mr. Rohr is expected to resign as Chairman and Chief Executive Officer of PNC and become Executive Chairman of PNC, and Mr. Demchak is expected to become President and Chief Executive Officer.)

BlackRock provides investment advisory and administration services to certain PNC subsidiaries and separate accounts for a fee based on AUM. The amount of investment advisory and administration fees earned from PNC and its affiliates in relation to these services in 2012 totaled $4.2 million.

BlackRock provides risk management advisory services to PNC’s corporate and line of business asset/liability management committees for which it received an annual fee of $6.5 million for 2012. BlackRock also recorded revenue of $2.8 million related to non-discretionary trading services and $300,000 for certain advisory valuation services.

BlackRock paid $160,000 to PNC affiliates in 2012 for service fees related to certain retail and institutional clients. BlackRock incurred expenses of $2.4 million for fund administration services provided by PNC and its subsidiaries in 2012.

Transactions between BlackRock Funds and Client Accounts and PNC and its Subsidiaries

From time to time in the ordinary course of our business, acting predominantly as agent for its clients, BlackRock effects transactions in securities and other financial assets with PNC and its subsidiaries. The amount of compensation or other value received by PNC in connection with those transactions is dependent on the capacity in which it participates in each of them, as principal or agent for other principals, and the type of security or financial asset involved. PNC may also act as the underwriter of securities purchased by BlackRock managed funds and accounts. We principally engage in fixed income transactions with PNC. PNC (including its subsidiaries) was among one of BlackRock’s many fixed income trading counterparties in 2012. Fixed income transactions are typically not traded on a commission basis and accordingly, the amounts earned by PNC and its subsidiaries on such transactions cannot be determined.

PNC may from time to time in the ordinary course of business make loans to funds or separately managed accounts or commit to make future loans on substantially the same terms as those prevailing at the time for comparable loans to third parties and may enter into caps, hedges or swaps in connection with such loans. BlackRock may be an investor in or co-investor alongside these funds and accounts. BlackRock products and client accounts also enter into a variety of other arrangements with PNC and its subsidiaries on an arm’s length basis in the ordinary course of business. Such arrangements include, but are not limited to, serving as custodian or transfer agent or providing principal protection warranties as well as book value protection and co-administration, sub-administration, fund accounting, networking, leases of office space to PNC or its subsidiaries, bank account arrangements, derivative transactions, letters of credit, securities lending, loan servicing and other administrative services for BlackRock-managed funds and accounts. In certain instances, the fees that may be incurred by BlackRock funds or other products are capped at a fixed amount. In such cases, BlackRock may be responsible for payment of fees incurred in excess of such caps and such amounts would be reflected in the fees for administrative services described above. Additionally, PNC or its subsidiaries or affiliates may invest in BlackRock funds or other products or buy or sell assets to or from BlackRock funds and separate accounts.

Barclays and its Subsidiaries

On December 1, 2009, BlackRock acquired all of the outstanding equity interests of the BGI business from Barclays in exchange for (i) $6.65 billion in cash; (ii) 3,031,516 shares of BlackRock common stock; (iii) 26,888,001 shares of BlackRock’s Series B Preferred Stock; and (iv) 7,647,254 shares of BlackRock’s Series D non-voting participating preferred stock (the “Series D Preferred Stock”). By its terms, the Series D Preferred Stock issued to Barclays automatically converted to an equal number of shares of Series B Preferred Stock on January 31, 2010.

On May 29, 2012, Barclays completed a secondary offering of 26,211,335 shares of BlackRock common stock held by Barclays and its affiliates, which included 23,211,335 shares of BlackRock common stock issued upon the conversion of Series B Preferred Stock by a subsidiary of Barclays. Upon completion of this offering, BlackRock repurchased 6,377,552 shares directly from Barclays (consisting of 6,346,036 shares of Series B Preferred Stock and 31,516 shares of BlackRock common stock). The transactions resulted in Barclays and its affiliates exiting their entire ownership position in BlackRock and, to our knowledge, no longer beneficially own any material amount of BlackRock’s voting common stock or outstanding capital stock.

Transactions with Barclays and its Subsidiaries

Barclays Capital serves as joint lead arranger and joint bookrunner and Barclays serves as documentation agent under the Credit Facility. Barclays is a lender under the Credit Facility, with a commitment of $255 million as of December 31, 2012, which remained the same after giving effect to the March 2013 amendment. Barclays and its affiliates received approximately $280,000 in fees in connection with the Credit Facility in 2012.

Barclays Capital acted as a joint book-running manager in connection with the secondary offering of BlackRock’s common stock in May 2012 and acted as an underwriter in connection with BlackRock’s senior notes offering in May 2012. Barclays Capital received approximately $36.5 million and $184,000, respectively, in fees in connection with these transactions.

Barclays Capital, Banc of America Securities LLC and two other financial institutions are dealers under the Commercial Paper Program and may, pursuant to their respective commercial paper dealer agreements with BlackRock, either purchase from BlackRock or arrange for the sale by BlackRock of notes pursuant to an exemption from federal and state securities laws.

Barclays has provided capital support agreements to support certain cash management products acquired by BlackRock in the BGI acquisition. In October 2012, BlackRock, on behalf of its bank-managed short-term investment funds (“STIFs”), negotiated amendments to their capital support agreements to remove certain assets from coverage (with an estimated value of approximately $750 million) in exchange for a payment by Barclays to the STIFs of $70 million. In December 2012 and January 2013, Barclays exercised its termination option on the capital support agreements covering two of BlackRock’s STIFs. After these terminations, at January 31, 2013, Barclays’ remaining maximum potential obligation in the aggregate under the capital support agreements was not material.

BlackRock has agreed to market and promote Barclays’ iPath® exchange traded notes products. BlackRock recorded other revenue of $25.3 million related to marketing and promotional activities of the iPath® products for Barclays.

BlackRock provides investment advisory and administration services to certain Barclays subsidiaries and separate accounts for a fee based on AUM. The amount of investment advisory and administration fees earned from Barclays and its affiliates in relation to these services in 2012 totaled $19.2 million.

Pursuant to the terms of the Amended and Restated Stock Purchase Agreement, dated as of June 11, 2009, by and among Barclays, Barclays PLC and BlackRock, Barclays provides, in the ordinary course of business, guarantees and indemnities for the benefit of certain selected securities lending clients of certain BlackRock entities (former Barclays entities acquired by BlackRock) in return for payment from the BlackRock entities equal to two basis points per annum of the value of the loaned securities as of the last day of the month in respect of which the payment is being made. BlackRock assumed these indemnification obligations prior to or upon the expiration of Barclays’ indemnification. The total amount payable by BlackRock under this arrangement was $5.0 million in 2012.

Barclays and certain of its affiliates have been engaged by BlackRock to provide the use of certain indices for certain BlackRock investment funds. The total paid by BlackRock under this arrangement was $7.7 million in 2012. Additionally, BlackRock paid $1.4 million to Barclays in 2012 for service fees related to certain institutional clients.

BlackRock has retrocession contracts with Barclays for various mutual fund distribution and shareholders servicing to be performed on behalf of certain non-U.S. based funds managed by BlackRock. BlackRock paid approximately $1.2 million to Barclays for such arrangements in 2012.

In the ordinary course of business, Barclays and its subsidiaries provide other services to BlackRock, including distribution and related services.

Transactions between BlackRock Funds and Client Accounts and Barclays and its Subsidiaries

From time to time in the ordinary course of our business, BlackRock, acting predominantly as agent for its clients, effects transactions in securities and other financial assets with Barclays and its subsidiaries. The amount of compensation or other value received by Barclays in connection with those transactions is dependent on the capacity in which it participates in each of them, as principal or agent for other principals, and the type of security or financial asset involved. Barclays may also act as the underwriter of securities purchased by BlackRock managed funds and accounts. For transactions in equity securities in which Barclays acts as a broker for BlackRock, a transaction commission is normally charged. The estimated amount of net commissions generated in favor of Barclays in 2012 was approximately $15.9 million. Barclays (including its subsidiaries) was among one of BlackRock’s many fixed income trading counterparties in 2012. Fixed income and certain other securities and financial assets are typically not traded on a commission basis and accordingly, the amounts earned by Barclays and its subsidiaries on such transactions cannot be determined.

Barclays and its affiliates also act from time to time in the ordinary course of business as the clearing broker for certain of BlackRock’s funds. Additionally, Barclays may from time to time in the ordinary course of business make loans to funds or separately managed accounts or commit to make future loans on substantially the same terms as those prevailing at the time for comparable loans to third parties and may enter into caps, hedges or swaps in connection with such loans. BlackRock may be an investor in or co-investor alongside these funds and accounts.

BlackRock products and client accounts also enter into a variety of other arrangements with Barclays and its affiliates on an arm’s length basis in the ordinary course of business. Such arrangements include, but are not limited to, serving as custodian or transfer agent or providing principal protection warranties as well as book value protection and co-administration, sub-administration, fund accounting, networking, leases of office space to Barclays or its subsidiaries, bank account arrangements, derivative transactions, letters of credit, securities lending, distribution, loan servicing and other administrative services for BlackRock-managed funds and accounts. In certain instances, the fees that may be incurred by BlackRock funds or other products are capped at a fixed amount. In certain cases, BlackRock may be responsible for payment of fees incurred in excess of such caps and such amounts would be reflected in the fees for administrative services described above. Additionally, Barclays or its subsidiaries or affiliates may invest in BlackRock funds or other products or buy or sell assets to or from BlackRock funds and separate accounts.

Lease Obligations with Merrill Lynch, PNC and Barclays

In 2012, BlackRock was a lessee under six leases or subleases with Merrill Lynch and Barclays, all of which were entered into in connection with the September 29, 2006 Merrill Lynch transaction or the December 1, 2009 Barclays transaction. In 2012, BlackRock was also a lessee under one lease with PNC. BlackRock paid approximately $12.1 million for these properties as a lessee in 2012.

BlackRock also acted as a sublessor pursuant to one sublease with Merrill Lynch and received approximately $46,000 pursuant to such sublease in 2012.

Stockholder Agreements with Merrill Lynch and PNC

On February 15, 2006, BlackRock entered into a stockholder agreement with Merrill Lynch and an implementation and stockholder agreement with PNC. These agreements were each amended and restated on February 27, 2009 and were each further amended on June 11, 2009. BlackRock’s stockholder agreement with Merrill Lynch was further amended and restated on November 15, 2010. These agreements govern the respective ownership interests and relationships of Merrill Lynch and PNC in and with BlackRock.

On December 1, 2009, BlackRock entered into a stockholder agreement with Barclays, which was terminated in connection with the secondary offering and repurchase transactions in May 2012 that resulted in Barclays and its affiliates exiting their entire ownership position in BlackRock.

The following paragraphs describe certain key provisions of each of the stockholder agreements with Merrill Lynch and PNC as amended and restated.

Share Ownership

The Merrill Lynch stockholder agreement provides for a limitation on the percentage of BlackRock capital stock that may be owned by Merrill Lynch at any time (which we refer to as the “Merrill ownership cap”). Due to the Merrill ownership cap, Merrill Lynch is not permitted to acquire any additional capital stock of BlackRock if, after such acquisition, it would hold greater than 4.9% of the total voting power of the capital stock of BlackRock issued and outstanding at such time or 9.9% of the sum of the total capital stock of BlackRock issued and outstanding at such time and issuable upon the exercise of any options or other rights outstanding at that time. The PNC implementation and stockholder agreement provides for a limitation on the percentage of BlackRock capital stock that may be owned by PNC at any time (which we refer to as the “PNC ownership cap”). Due to the PNC ownership cap, PNC is generally not permitted to acquire any additional capital stock of BlackRock if, after such acquisition, it would hold greater than 49.9% of the total voting power of the capital stock of BlackRock issued and outstanding at such time or 38% of the sum of the total voting securities and participating preferred stock of BlackRock issued and outstanding at such time and issuable upon the exercise of any options or other rights outstanding at that time.

In addition, neither Merrill Lynch nor PNC may acquire any shares of BlackRock from any person other than BlackRock or a person that owns 20% or more of the total voting power of the capital stock of BlackRock (other than itself), if, after such acquisition, it would hold capital stock of BlackRock representing more than 90% of its voting ownership cap.

Prohibited Actions

At all times, each of Merrill Lynch and PNC is prohibited from taking part in, soliciting, negotiating with, providing information to or making any statement or proposal to any person, or making any public announcement, with respect to:

•	an acquisition which would result in Merrill Lynch or PNC, as the case may be, holding more than its ownership cap, or holding any equity securities of any controlled affiliate of BlackRock;

•

any business combination or extraordinary transaction involving BlackRock or any controlled affiliate of BlackRock, including a merger, tender or exchange offer or sale of any substantial portion of the assets of BlackRock or any controlled affiliate of BlackRock;

•	any restructuring, recapitalization or similar transaction with respect to BlackRock or any controlled affiliate of BlackRock;

•	any purchase of the assets of BlackRock or any controlled affiliate of BlackRock, other than in the ordinary course of its business;
•

being a member of a “group,” as defined in Section 13(d)(3) of the Exchange Act, for the purpose of acquiring, holding or disposing of any shares of capital stock of BlackRock or any controlled affiliate of BlackRock;

•	selling any BlackRock capital stock in an unsolicited tender offer that is opposed by the BlackRock Board of Directors;

•	any proposal to seek representation on the Board of Directors of BlackRock except as contemplated by such party’s stockholder agreement;

•	any proposal to seek to control or influence the management, Board or policies of BlackRock or any controlled affiliate of BlackRock except as contemplated by such party’s stockholder agreement; or

•	any action to encourage or act in concert with any third party to do any of the foregoing.

Additional Purchase of Voting Securities

The PNC implementation and stockholder agreement gives PNC the right, in any issuance of BlackRock voting stock, (1) to purchase an amount of such stock or, at PNC’s option, Series B Preferred Stock, upon such issuance that would result in PNC holding the lesser of (a) its ownership cap or (b) an ownership percentage in BlackRock equal to what it held prior to the issuance, and (2) if as a result of such stock issuance PNC’s beneficial ownership of the total voting power of BlackRock capital stock decreases to less than 38%, to exchange such number of shares of Series B Preferred Stock for shares of common stock on a one-for-one basis such that following the stock issuance, PNC will beneficially own shares of voting securities representing not more than 38% of the total voting power of BlackRock capital stock, unless such issuance constitutes a public offering and would not, together with any stock issuance constituting a public offering since the closing of the MLIM Transaction, after taking into account any share repurchases by

BlackRock since the closing of the MLIM Transaction and transfers by PNC, decrease PNC’s total voting power to 90% or less of its ownership cap.

Share Repurchase

If BlackRock engages in a share repurchase, (1) BlackRock and Merrill Lynch may require each other to exchange a number of shares of BlackRock common stock for BlackRock Series B Preferred Stock that will cause Merrill Lynch’s beneficial ownership of BlackRock voting securities not to exceed its voting ownership cap and (2) BlackRock may require Merrill Lynch to sell and Merrill Lynch may require BlackRock to purchase a number of shares of BlackRock capital stock that will cause Merrill Lynch’s beneficial ownership of BlackRock capital stock not to exceed its total ownership cap. If BlackRock engages in a share repurchase, BlackRock may require PNC to sell an amount of securities that will cause its beneficial ownership of BlackRock capital stock not to exceed its total ownership cap or voting ownership cap.

Transfer Restrictions

Under the terms of their respective stockholder agreements, Merrill Lynch and PNC may not transfer any capital stock of BlackRock beneficially owned by them, except for transfers to their respective affiliates and transfers in certain other specified categories of transactions, that would result in the beneficial ownership, by any person, of, in the case of Merrill Lynch, more than 5% of the total voting power of issued and outstanding BlackRock capital stock; and, in the case of PNC, more than 10% of the total voting power of issued and outstanding BlackRock capital stock with respect to transfers to persons who would be eligible to report their holdings of BlackRock capital stock on Schedule 13G or of more than 5% of the total voting power of issued and outstanding capital stock with respect to any other persons. In addition, Merrill Lynch generally may not sell capital stock in excess of 4.5% of BlackRock’s total voting power in any one quarter without BlackRock’s consent.

Right of Last Refusal

Each of Merrill Lynch and PNC must notify BlackRock if it proposes to sell shares of BlackRock capital stock in a privately negotiated transaction. Upon receipt of such notice, BlackRock will have the right to purchase all of the stock being offered, at the price and terms described in the notice. In the case of Merrill Lynch and PNC, these notification requirements and purchase rights do not apply in the case of tax free transfers to charitable organizations or foundations and, in the case of PNC, tax-deferred transfers.

Corporate Governance

Board Designation

Each of the Merrill Lynch stockholder agreement and the PNC implementation and stockholder agreement provide that BlackRock will use its best efforts to cause the election at each annual meeting of stockholders such that the Board of Directors will consist of no more than 19 directors:

•	not less than two nor more than four directors who will be members of BlackRock management;

•

two directors who will be designated by Merrill Lynch, provided, however, that if for any period greater than 90 consecutive days Merrill Lynch and its affiliates shall beneficially own less than 10% of the BlackRock capital stock issued and outstanding, Merrill Lynch shall promptly cause one of such Merrill Lynch designees to resign and the number of Merrill Lynch designees permissible shall be reduced to one and; provided further, that, if for any period greater than 90 consecutive days Merrill Lynch and its affiliates shall beneficially own less than 5% of the BlackRock capital stock issued and outstanding Merrill Lynch shall promptly cause a second Merrill Lynch designee to resign and the number of Merrill Lynch designees permissible shall be reduced to zero. As a result of Merrill Lynch’s disposition of its interests in BlackRock, Merrill Lynch no longer has board designation rights. BlackRock has agreed that Thomas K. Montag, Co-Chief Operating Officer of Bank of America and formerly Merrill Lynch’s designee to BlackRock’s Board of Directors, will continue on BlackRock’s Board of Directors, subject to future review by BlackRock’s Board of Directors;

•

two directors who will be designated by PNC, provided, however, that if for any period greater than 90 consecutive days PNC and its affiliates shall beneficially own less than 10% of the BlackRock capital stock issued and outstanding, PNC shall promptly cause one of such PNC designees to resign and the number of PNC designees permissible shall be reduced to one and; provided further, that, if for any period greater than 90 consecutive days PNC and its affiliates shall beneficially own less than 5% of the BlackRock capital stock issued and outstanding PNC shall promptly cause a second PNC designee to resign and the number of PNC designees permissible shall be reduced to zero; and

•	the remaining directors who will be independent for purposes of the rules of the NYSE and will not be designated by or on behalf of Merrill Lynch, PNC or any of their respective affiliates.

Of our current directors, Thomas K. Montag was designated by Bank of America/Merrill Lynch and James E. Rohr and William S. Demchak are designees of PNC. On June 1, 2011, BlackRock completed its repurchase of 13,562,878 shares of its Series B Preferred Stock from Merrill Lynch, representing all Series B Preferred Stock beneficially owned by Merrill Lynch and its affiliates, and consequently, to our knowledge, Merrill Lynch no longer beneficially owns any material amount of BlackRock’s voting common stock or outstanding capital stock.

Voting Agreement

Merrill Lynch and PNC have agreed to vote all voting shares respectively owned by them in accordance with the recommendation of the Board of Directors on all matters to the extent consistent with the provisions of the Merrill Lynch stockholder agreement and the PNC implementation and stockholder agreement, respectively, including the election of directors.

Approvals

Under the PNC implementation and stockholder agreement, the following may not be done without prior approval of all of the independent directors, or at least two-thirds of the directors, then in office:

•	appointment of a new Chief Executive Officer of BlackRock;

•

any merger, issuance of shares or similar transaction in which beneficial ownership of a majority of the total voting power of BlackRock capital stock would be held by persons different than those currently holding such majority of the total voting power, or any sale of all or substantially all assets of BlackRock;

•

any acquisition of any person or business which has a consolidated net income after taxes for its preceding fiscal year that equals or exceeds 20% of BlackRock’s consolidated net income after taxes for its preceding fiscal year if such acquisition involves the current or potential issuance of BlackRock capital stock constituting more than 10% of the total voting power of BlackRock capital stock issued and outstanding immediately after completion of such acquisition;

•

any acquisition of any person or business constituting a line of business that is materially different from the lines of business BlackRock and its controlled affiliates are engaged in at that time if such acquisition involves consideration in excess of 10% of the total assets of BlackRock on a consolidated basis;

•	except for repurchases otherwise permitted under their respective stockholder agreements, any repurchase by BlackRock or any subsidiary of shares of BlackRock capital stock such that after giving effect to such repurchase BlackRock and its subsidiaries shall have repurchased more than 10% of the total voting power of BlackRock capital stock within the 12-month period ending on the date of such repurchase;

•	any amendment to BlackRock’s certificate of incorporation or bylaws;

•	any matter requiring stockholder approval pursuant to the rules of the NYSE; or

•	any amendment, modification or waiver of any restriction or prohibition on Merrill Lynch or its affiliates provided for under its stockholder agreements.

Under the Merrill Lynch stockholder agreement, BlackRock may not enter into any of the following transactions without the prior approval of Merrill Lynch:

•

any amendment, modification or waiver of any provision of a stockholder agreement between BlackRock and PNC or stockholder beneficially owning greater than 20% of BlackRock capital stock that would be viewed by a reasonable person as being adverse to Merrill Lynch or materially more favorable to the rights of PNC or other stockholder beneficially owning greater than 20% of BlackRock capital stock than to Merrill Lynch;

•

any amendment, modification, repeal or waiver of BlackRock’s certificate of incorporation or bylaws that would be viewed by a reasonable person as being adverse to the rights of Merrill Lynch or more favorable to the rights of PNC or other stockholder beneficially owning greater than 20% of BlackRock capital stock, or any settlement or consent in a regulatory enforcement matter that would be reasonably likely to cause Merrill Lynch or any of its affiliates to suffer regulatory disqualification, suspension of registration or license or other material adverse regulatory consequences;

•

any acquisition which would be reasonably likely to require Merrill Lynch to register with the Board of Governors of the Federal Reserve System as a bank holding company or become subject to regulation under the Bank Holding Company Act of 1956, the Change of Bank Control Act of 1978 or Section 10 of the Homeowners Loan Act of 1934; or

•	a voluntary bankruptcy or similar filing by BlackRock.

Under the PNC implementation and stockholder agreement, BlackRock may not enter into any of the following transactions without the prior approval of PNC:

•

any sale of any subsidiary of BlackRock, the annualized revenues of which, together with the annualized revenues of any other subsidiaries disposed of within the same year, are more than 20% of the annualized revenues of BlackRock for the preceding fiscal year on a consolidated basis;

•	for so long as BlackRock is a subsidiary of PNC for purposes of the Bank Holding Company Act of 1956, entering into any business or activity that is prohibited for any such subsidiary under such Act;

•

any amendment of any provision of a stockholder agreement between BlackRock and any stockholder beneficially owning greater than 20% of BlackRock capital stock that would be viewed by a reasonable person as being adverse to PNC or materially more favorable to the rights of any stockholder beneficially owning greater than 20% of BlackRock capital stock than to PNC;

•	any amendment, modification, repeal or waiver of BlackRock’s certificate of incorporation or bylaws that would be viewed by a reasonable person as being adverse to the rights of PNC or more favorable to the rights of any stockholder beneficially owning greater than 20% of BlackRock capital stock, or any settlement or consent in a regulatory enforcement matter that would be reasonably likely to cause PNC or any of its affiliates to suffer regulatory disqualification, suspension of registration or license or other material adverse regulatory consequences; or

•	a voluntary bankruptcy or similar filing by BlackRock.

Committees

Consistent with applicable laws, rules and regulations, the Audit Committee, the MDCC and the Nominating and Governance Committee are composed solely of independent directors. The Risk Committee and Executive Committee are not subject to any similar laws, rules or regulations, and as such, are composed of a mix of independent and non-independent directors. The PNC stockholder agreement provides that the Executive Committee will consist of not less than five members, of which one must be designated by PNC.

Significant Stockholder Transactions

The stockholder agreements between BlackRock and Merrill Lynch and PNC, respectively, prohibit BlackRock or its affiliates from entering into any transaction with Merrill Lynch, PNC or their respective affiliates unless such transaction was in effect as of September 29, 2006, is in the ordinary course of business of BlackRock or has been approved by a majority of the directors of BlackRock, excluding those appointed by the party wishing to enter into the transaction.

Non-Competition

Under the Merrill Lynch stockholder agreement, Merrill Lynch may not, subject to certain exceptions, act as an asset manager to any fund or separately managed account anywhere in the world, and BlackRock may not compete in the retail securities brokerage business.

Furthermore, neither IQ Investment Advisors nor any other investment advisor controlled by Merrill Lynch will (1) directly or through one or more sub-advisors create a family of open-end funds for the purpose of replicating that portion of the asset management business of BlackRock or establishing a direct competitive threat to BlackRock or (2) create an open-end fund or family of open-end funds for the purpose of replicating BlackRock’s Funds Diversified Portfolios (“FDP®”) platform or establishing a direct competitive threat to FDP®.

However, notwithstanding the above, BlackRock and Merrill Lynch each may:

•

acquire or hold any interest in any person engaged in any activities restricted above if the applicable party holds less than 10% of the voting interests and less than 10% of the ownership, revenue and profits interests in such person, or in connection with the bona fide third party venture capital or merchant banking line of business of Merrill Lynch or its affiliates;

•

acquire or hold interests in any person engaged in restricted activities in excess of those described above if (1) such person’s consolidated revenue from restricted activities is less than 33% of its total consolidated revenue and (2) the ownership percentage by BlackRock or Merrill Lynch multiplied by consolidated revenue from restricted activities does not exceed 10% of BlackRock’s or Merrill Lynch’s revenue, as applicable, provided that BlackRock or Merrill Lynch, as applicable, takes commercially reasonable actions necessary to cease or terminate the restricted activities or to sell such business to a third party that is not an affiliate;

•	acquire or hold interests in any person in excess of those described above if such person’s consolidated revenue from restricted activities is less than 33% of its total consolidated revenue, for so long as such person does not use the Merrill Lynch or BlackRock name, as the case may be, and BlackRock or Merrill Lynch, as the case may be, does not enter into any agreement similar to the global distribution agreement described above with such person;

•

in the case of Merrill Lynch, merge, consolidate or otherwise engage in a business combination with, or sell all or substantially all of its assets or businesses to, any person that is not an affiliate of Merrill Lynch with an existing business engaged in the Merrill Lynch restricted activities and continue to operate such business so long as members of the Merrill Lynch Board of Directors do not constitute a majority of the Board of Directors of the surviving corporation and that the Merrill Lynch stockholders immediately prior to consummation of the transaction do not own 60% or more of the outstanding capital stock or other equity interests of the surviving entity after such transaction; and

•	engage in restricted activities if and to the extent that, prior to engaging in such activities:

•	the applicable party disclosed to the other party’s Board of Directors the nature, extent and duration of the restricted activities they propose to engage in; and

•	a majority of the independent directors on the applicable Board of Directors approves the proposed restricted activities.

Termination

The Merrill Lynch stockholder agreement will terminate on July 31, 2013.

The PNC implementation and stockholder agreement will terminate on the first day on which PNC and its affiliates own less than 20%

of the voting power of voting securities of BlackRock, unless PNC sends a notice indicating its intent to increase its beneficial ownership above such threshold within 10 business days after it has fallen below such threshold, and PNC buys sufficient capital stock of BlackRock within 20 business days after PNC has notice that it has fallen below 20% of the voting power of BlackRock capital stock such that it continues to own greater than 20% of the voting power of BlackRock capital stock.

Registration Rights Agreements with Merrill Lynch, PNC and Barclays

On September 29, 2006, BlackRock entered into a registration rights agreement with Merrill Lynch and PNC and on December 1, 2009, BlackRock entered into a registration rights agreement with Barclays. In connection with the secondary offering and repurchase transactions in May 2012 that resulted in Barclays and its affiliates exiting their entire ownership position in BlackRock, Barclays and its affiliates acknowledged that they no longer have registration rights with respect to BlackRock’s capital stock. Pursuant to the respective agreements with Merrill Lynch and PNC, each of Merrill Lynch and PNC has the right to require BlackRock to register certain BlackRock securities owned by it. Merrill Lynch and PNC each have the right to make two such requests in any 12-month period subject to each request being for securities with a minimum value of $150,000,000. Additionally, the agreements grant each of Merrill Lynch and PNC customary “piggyback” registration rights. Pursuant to the registration rights agreement, BlackRock may suspend registration for a reasonable period of time if the Chief Executive Officer of BlackRock determines in good faith, upon consultation with counsel, that the use of a registration statement would require premature disclosure of non-public information, the disclosure of which would be materially adverse to BlackRock, with such suspension period to be limited to 60 days with the total number of suspension days of a 12-month period limited to 120 days. Subject to the terms of the respective stockholder agreements, BlackRock is generally required to pay all expenses in connection with obtaining registrations under the registration rights agreement while Merrill Lynch and PNC will pay all sales and commission related expenses.

Transactions with Directors, Executive Officers and Other Related Parties

Gary S. Shedlin is currently a Senior Managing Director of BlackRock and expected to become Chief Financial Officer of BlackRock on or about May 9, 2013. Mr. Shedlin was formerly Vice Chairman, Investment Banking and a Managing Director in the Financial Institutions Group at Morgan Stanley from 2010 to 2013. Morgan Stanley and its affiliates have provided, and may in the future provide, investment banking, commercial lending, financial advisory and other services for BlackRock. Also, from time to time in the ordinary course of business, acting as agent for its clients, BlackRock effects transactions in securities and other financial assets with Morgan Stanley and its subsidiaries. An affiliate of Morgan Stanley is a joint lead arranger, joint bookrunner and documentation agent under BlackRock’s Credit Facility with a commitment of $255 million as of December 31, 2012, which remained the same after giving effect to the March 2013 amendment. BlackRock had $100 million outstanding under the Credit Facility as of December 31, 2012. Morgan Stanley and its affiliates received approximately $271,000 in fees in connection with BlackRock’s Credit Facility in 2012. In addition, an affiliate of Morgan Stanley acted as a joint book-running manager in connection with the secondary offering of BlackRock’s common stock in May 2012 and acted as an underwriter in connection with BlackRock’s senior notes offering in May 2012. Morgan Stanley and its affiliates received approximately $15.2 million and $184,000, respectively, in fees in connection with these transactions.

From time to time, certain directors, their family members, and related charitable foundations may have investments in various BlackRock investment vehicles or accounts.

For certain types of products and services offered by BlackRock’s subsidiaries, BlackRock directors may receive discounts that are available to our employees generally. In addition, certain of the companies or affiliates of the companies that employ BlackRock’s independent directors may have investments in various BlackRock investment vehicles or accounts. These investments are entered into in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with similarly situated customers and eligible employees.

Policy Regarding the Review, Approval or Ratification of Transactions with Related Persons

On February 27, 2007, the Board of Directors adopted a written policy regarding related person transactions, which governs and establishes procedures for the approval and ratification of related person transactions. The policy defines a related person transaction as any transaction or arrangement in which the amount involved exceeds $120,000 where BlackRock or any of its subsidiaries is a participant and a related person has a direct or indirect material interest. For purposes of the policy, a “related person” is any person who is, or was during the last fiscal year, a BlackRock director or executive officer, or a director nominee, or any person who is a beneficial owner of more than 5% of any class of BlackRock’s voting securities, or any immediate family member of any of the foregoing persons.

The policy provides that related person transactions must be approved by a majority of the uninterested members of the Nominating and Governance Committee or the Board of Directors. In the event it is not practicable for BlackRock to wait for approval until the next meeting of the Nominating and Governance Committee or the Board of Directors, the Chairman of the Nominating and Governance Committee may approve the transaction.

In reviewing any related person transaction, all of the relevant facts and circumstances must be considered, including (i) the related person’s relationship to BlackRock and his or her interest in the transaction, (ii) the benefits to BlackRock, (iii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer, (iv) the availability of comparable products or services that would avoid the need for a related person transaction, and (v) the terms of the transaction and the terms available to unrelated third parties or to employees generally.

The policy provides that transactions (other than transactions in the ordinary course of business) with Merrill Lynch and PNC are governed by the special approval procedures set forth in BlackRock’s stockholder agreement with Merrill Lynch and its implementation and stockholder agreement with PNC, respectively. Those approval procedures prohibit BlackRock or its affiliates from entering into any transaction (other than any transaction in the ordinary course of business) with Merrill Lynch, PNC or their respective affiliates unless such transaction was in effect as of September 29, 2006 or has been approved by a majority of the directors of BlackRock, excluding those designated for appointment by the party wishing to enter into the transaction. Of the current directors, Thomas K. Montag was designated by Bank of America/Merrill Lynch, and James E. Rohr and William S. Demchak were designated by PNC.

Prior to the adoption of this policy, related person transactions, including certain of the transactions described above under “—Bank of America and its Subsidiaries,” “—PNC and its Subsidiaries,” and “—Stockholder Agreements with Merrill Lynch and PNC,” were reviewed with the Board of Directors at the time of entering into such transactions.

ITEM 2

NON-BINDING VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd Frank Act”)), we are holding a non-binding vote for stockholders to approve the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K.

While this vote is advisory, and not binding on our Company, it will provide information to our Board of Directors and the MDCC regarding investor sentiment about our executive compensation philosophy, policies and practices. Our Board and the MDCC value the opinions of our stockholders and to the extent there is any significant vote against the compensation of named executive officers as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the MDCC will evaluate whether any actions are necessary to address those concerns.

In considering their vote, stockholders may wish to review with care the information on BlackRock’s compensation policies and decisions regarding the named executive officers presented in “Compensation of Executive Officers” on pages 22 to 38, as well as the discussion regarding the MDCC on page 13.

Our compensation philosophy is structured to align management’s interests with our stockholders’ interests. A significant portion of total compensation for executives is closely linked to BlackRock’s financial and operational performance as well as BlackRock’s common stock price performance. BlackRock has adopted strong governance practices for its employment and compensation programs. Compensation programs are reviewed annually to ensure that they do not promote excessive risk taking.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers.

ITEM 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At its meeting on March 11, 2013, the Audit Committee appointed Deloitte & Touche LLP to serve as BlackRock’s independent registered public accounting firm for 2013. This appointment is being submitted to the stockholders for ratification. Representatives of the firm of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Incurred by BlackRock for Deloitte & Touche LLP

Aggregate fees incurred by BlackRock for the fiscal years ended December 31, 2012 and 2011, for BlackRock’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, are set forth below.

	2012	2011
Audit Fees (1)	$15,832,196	$16,434,729
Audit-Related Fees (2)	4,511,137	4,452,056
Tax Fees (3)	1,013,951	1,880,411
All Other Fees (4)	413,686	1,623,169

Total	$21,770,970	$24,390,365

(1)	Audit Fees consisted of fees for the audits of the consolidated financial statements and reviews of the condensed consolidated financial statements filed with the SEC on Forms 10-K and 10-Q, respectively, as well as work generally only the independent registered public accounting firm can be reasonably expected to provide, such as statutory audits, and review of documents filed with the SEC, including certain Form 8-K filings. Audit fees also included fees for the audit opinion rendered regarding the effectiveness of internal control over financial reporting and audits of certain sponsored funds.
(2)

Audit-Related Fees consisted principally of assurance and related services pursuant to Statement on Standards for Attestation Engagements (SSAE) No. 16 and International Standard on Assurance Engagements (ISAE) 3402, fees for employee benefit plan audits, attestation services for Global Investment Performance Standards (GIPS®) verification and other assurance engagements. The 2011 fees for attestation services for GIPS® verification, which aggregated $750,000, were reclassified from All Other Fees to Audit-Related Fees.

(3)	Tax Fees consisted of fees for all services performed by the independent registered public accounting firm’s tax personnel, except those services specifically related to the audit and review of the financial statements, and consisted principally of tax compliance and reviews of tax returns for certain sponsored investment funds.
(4)	All Other Fees consisted of fees paid to the principal auditor other than audit, audit-related, or tax services. All Other Fees includes fees primarily related to operational readiness assessments.

Audit Committee Pre-Approval Policy

In accordance with the BlackRock Audit Committee Pre-Approval Policy (the “Pre-Approval Policy”), all audit and non-audit services performed for BlackRock by BlackRock’s independent registered public accounting firm were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The responsibility for pre-approval of audit and permitted non-audit services includes pre-approval of the fees for such services and the other terms of the engagement. Periodically, the Audit Committee reviews and pre-approves all audit, audit-related, tax and other services that are performed by BlackRock’s independent registered public accounting firm for BlackRock. In the intervals between the scheduled meetings of the Audit Committee, the Audit Committee delegates pre-approval authority under the Pre-Approval Policy to the Chairman of the Audit Committee. The Chairman must report any pre-approval decisions under the Pre-Approval Policy to the Audit Committee at its next scheduled meeting.

Board of Directors Recommendation

The Board of Directors recommends a vote “FOR” the ratification of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for the fiscal year 2013.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Stockholders who, in accordance with the Exchange Act Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2014 Annual Meeting must submit their proposals to BlackRock’s Corporate Secretary on or before December 20, 2013.

Apart from the Exchange Act Rule 14a-8 that addresses the inclusion of stockholder proposals in our proxy materials, under our bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Corporate Secretary of BlackRock at 55 East 52nd Street, New York, New York 10055. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2014 Annual Meeting:

•	not less than 120 days nor more than 150 days prior to the anniversary of the mailing date of BlackRock’s proxy materials for the immediately preceding annual meeting of stockholders; or

•

not later than 10 days following the day on which notice of the date of the annual meeting was mailed to stockholders or public disclosure of the date of the annual meeting was made, whichever comes first, in the event that next year’s annual meeting is not held within 30 days before or after the anniversary date of the immediately preceding annual meeting.

Assuming that our 2014 Annual Meeting is held within 30 days of the anniversary of the 2013 Annual Meeting, we must receive notice of your intention to introduce a nomination or other item of business at the 2014 Annual Meeting by December 20, 2013. If we do not

receive notice by that date, or if we meet other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

The nomination notice must contain the following information about the nominee:

•	name;

•	age;

•	business and residence addresses;

•	principal occupation or employment; and

•

the class and number of shares of common stock held by the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors.

Notice of a proposed item of business must include:

•	a brief description of the substance of, and the reasons for, conducting such business at the annual meeting;

•	the stockholder’s name and address;

•	the class and number of shares of common stock held by the stockholder (with supporting documentation where appropriate);

•	any material interest of the stockholder in such business; and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

As to the stockholder giving notice, the notice must include:

•	the name and record address of the stockholder;

•	the class and number of shares of BlackRock which are owned beneficially or of record by such stockholder;

•

a description of all arrangements or understandings between such stockholder and the proposed nominee and any other person or persons (including their names) pursuant to which the nomination is to be made by the stockholder;

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the person in its notice; and
•

any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

The Chairman of the meeting may refuse to allow the transaction of any business not presented beforehand, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the meeting. If, however, any other business should properly come before the meeting, or any adjournment thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment of the persons named in the proxy.

By Order of the Board of Directors,

Russell McGranahan

Corporate Secretary

BLACKROCK, INC. 55 EAST 52ND STREET NEW YORK, NY 10055

VOTE BY INTERNET– www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER MATERIALS

If you would like to reduce the costs incurred by BlackRock, Inc. in mailing proxy materials, you can consent to receiving all future Proxy Statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided (if you received your proxy materials by mail) or return it to BlackRock, Inc. c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BLACKROCK, INC.
The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1.	Election of Directors

Nominees:		For	Against	Abstain		For	Against	Abstain
	1a. Abdlatif Yousef Al-Hamad	☐	☐	☐

	1b. Mathis Cabiallavetta	☐	☐	☐	2. Approval, in a non-binding vote, of the compensation of the named executive officers, as disclosed and discussed in the Proxy Statement.	☐	☐	☐
	1c. Dennis D. Dammerman	☐	☐	☐

	1d. Jessica P. Einhorn	☐	☐	☐	3. Ratification of the appointment of Deloitte & Touche LLP as BlackRock’s independent registered public accounting firm for fiscal year 2013.	☐	☐	☐
	1e. Fabrizio Freda	☐	☐	☐

	1f. David H. Komansky	☐	☐	☐	All shares will be voted as instructed above. In the absence of instructions, all shares will be voted with respect to registered stockholders that return a signed proxy card, FOR all nominees listed in Item 1, FOR Item 2 and FOR Item 3, and with respect to participants in the BlackRock, Inc. Retirement Savings Plan, in the manner required or permitted by the governing plan documents.
	1g. James E. Rohr	☐	☐	☐
	1h. Susan L. Wagner	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

						Yes	No
					Please indicate if you plan to attend this meeting.	☐	☐
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

BLACKROCK, INC.

2013 ANNUAL MEETING OF STOCKHOLDERS

May 30, 2013

8:00 A.M., local time

The New York Palace Hotel

455 Madison Avenue

New York, New York 10022

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING.

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 29, 2013.

Your Internet or telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

PROXY

FOR ANNUAL MEETING OF STOCKHOLDERS

BLACKROCK, INC.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Gary Shedlin and Russell McGranahan, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all shares of common stock of BlackRock, Inc. held of record by the undersigned as of April 3, 2013, at the 2013 Annual Meeting of Stockholders to be held on May 30, 2013, beginning at 8:00 a.m., local time, at the New York Palace Hotel, 455 Madison Avenue, New York, New York and in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting, in accordance with their best judgment.

If no other indication is made on the reverse side of this form, the proxies shall vote FOR all nominees listed in Item 1, FOR Item 2 and FOR Item 3.

This proxy may be revoked at any time prior to the time voting is declared closed by giving the Corporate Secretary of BlackRock, Inc. written notice of revocation or a subsequently dated proxy, or by casting a ballot at the meeting.

If the undersigned is a participant in the BlackRock, Inc. Retirement Savings Plan (the “RSP”), then the undersigned hereby directs Bank of America, N.A., as Trustee of the RSP to vote all the shares of BlackRock common stock credited to the undersigned’s account as indicated on the reverse side at the meeting and at any adjournment(s) thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on the reverse side